UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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Carriage Services, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
April 6, 2015
Dear Fellow Stockholder:
I am pleased to invite you to the 2015 Annual Meeting of Stockholders of Carriage Services, Inc. (“Carriage”). The Annual Meeting will be held at the Lakes on Post Oak Conference Center, 3050 Post Oak Boulevard, 2nd Floor, Houston, Texas 77056, on Tuesday, May 19, 2015, at 9:00 a.m., Central Daylight Time. Whether or not you plan to attend the Annual Meeting, I ask that you participate by completing the enclosed proxy card and returning it at your earliest convenience.
At the Annual Meeting, you and our other stockholders will be asked to elect two Class I directors to Carriage’s Board of Directors, to hold an advisory vote to approve Carriage’s named executive officer compensation and to ratify the appointment of Carriage’s independent registered public accounting firm. Following the formal Annual Meeting, you will also have the opportunity to hear what has happened in Carriage’s business during the past year, learn more about our progress in Carriage's Good To Great Journey, and hear what steps we are taking based on our theme Carriage Services 2015: High Performance through Passion and Partnership. You will hear from some of our 4E Leaders and have the opportunity to ask questions. I encourage you to read the enclosed Notice of Annual Meeting and Proxy Statement, which contains information about our Board of Directors and its committees and our named executive officers.
We hope you can join us on May 19th. Whether or not you can attend personally, it is important that your shares are represented at the Annual Meeting. Please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.
Sincerely,
MELVIN C. PAYNE
Chairman of the Board
and Chief Executive Officer

CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 19, 2015

Carriage Services, Inc. (“Carriage”) will hold its Annual Meeting of Stockholders (“Annual Meeting”) at the Lakes on Post Oak Conference Center, 3050 Post Oak Boulevard, 2nd Floor, Houston, Texas 77056, on Tuesday, May 19, 2015, at 9:00 a.m., Central Daylight Time.
Carriage is holding the Annual Meeting to:

•	elect two Class I directors to serve for three-year terms expiring at the annual meeting of stockholders in 2018 and until their successors are elected and qualified;

•	hold an advisory vote to approve Carriage’s named executive officer compensation;

•	ratify the appointment of Grant Thornton LLP as Carriage’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Carriage’s Board of Directors has selected March 24, 2015 as the record date for determining stockholders entitled to vote at the Annual Meeting. A list of stockholders as of that date will be available for inspection by stockholders for any purpose germane to the meeting during normal business hours at Carriage’s corporate headquarters, which is located at 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, at least 10 days before the Annual Meeting.
You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested and encouraged to complete, sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you attend the Annual Meeting, and wish to do so, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.
By Order of the Board of Directors,

L. William Heiligbrodt
Executive Vice President and Secretary
Houston, Texas
April 6, 2015

YOUR VOTE IS IMPORTANT!
Your vote is important regardless of how many shares you own. Please complete, sign and return the enclosed proxy card in the accompanying envelope as soon as possible even if you plan to attend the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON TUESDAY, MAY 19, 2015
The Notice of Annual Meeting of Stockholders, the Proxy Statement and the 2014 Annual Report to Stockholders are available at www.carriageservices.com.

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CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056

PROXY STATEMENT

This Proxy Statement (this “Proxy Statement”) is being furnished to you by the Board of Directors (our “Board”) of Carriage Services, Inc. (“Carriage,” “we,” “us” or “our”) for use at our 2015 Annual Meeting of Stockholders (our “Annual Meeting”).
2015 Annual Meeting Date and Location
Our Annual Meeting will be held at the Lakes on Post Oak Conference Center, 3050 Post Oak Boulevard, 2nd Floor, Houston, Texas 77056, on Tuesday, May 19, 2015, at 9:00 a.m., Central Daylight Time.
About Our Annual Meeting
Why am I receiving these proxy materials?
Our Board is soliciting your proxy to vote at our Annual Meeting because you owned shares of our common stock (“Common Stock”) at the close of business on March 24, 2015, the record date for our Annual Meeting (the “Record Date”), and are therefore entitled to vote at our Annual Meeting.
This Proxy Statement, along with a proxy card, is being mailed to our stockholders on or about April 15, 2015. We have also made these materials available to you free of charge on the Internet. This Proxy Statement summarizes the information that you need to know in order to cast your vote at our Annual Meeting. As a stockholder, your vote is very important and our Board strongly encourages you to exercise your right to vote. You do not need to attend our Annual Meeting in person to vote your shares. Whether or not you plan to attend our Annual Meeting, we encourage you to vote your shares by completing, signing, dating and returning the enclosed proxy card in the envelope provided. See “About Our Annual Meeting – How do I vote my shares?” below.
What is the purpose of our Annual Meeting?
At our Annual Meeting, as a stockholder, you will be asked:
•to re-elect Melvin C. Payne and Richard W. Scott to our Board as Class I directors;
•to approve, on an advisory basis, our named executive officer compensation;

•	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Following the formal Annual Meeting, you will also have the opportunity to hear what has happened in Carriage’s business during the past year, learn more about our progress in Carriage’s Good To Great Journey and have the opportunity to ask questions.
Who is entitled to vote at the meeting?
Only our stockholders of record as of the close of business on the Record Date are entitled to receive notice of and to vote at our Annual Meeting. On March 24, 2015, we had 18,495,091 shares of Common Stock issued and outstanding and entitled to vote at our Annual Meeting.
How many votes can I cast?
You are entitled to one vote for each share of Common Stock you owned on the Record Date on all matters presented at our Annual Meeting.
Is my vote important?
Your vote is important regardless of how many shares of Common Stock you own. Please take the time to vote. Please read the instructions below, choose the way to vote that is easiest and most convenient to you and cast your vote as soon as possible.

What is the difference between a stockholder of record and a “street name” holder?
Most stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

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Stockholder of Record. If your shares are registered directly in your name with the American Stock Transfer & Trust Company, LLC, our transfer agent, you are considered to be the stockholder of record with respect to those shares, and you have the right to grant your voting proxy directly with the Company or to vote in person at our Annual Meeting.

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Street Name Stockholder. If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” and your bank, broker or other nominee is the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares and are also invited to attend our Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at our Annual Meeting unless you obtain a legal proxy from the stockholder of record prior to attending our Annual Meeting giving you the right to vote the shares. In order to vote your shares, you will need to follow the directions your bank, broker or other nominee provides to you.

How do I vote my shares?
Stockholders of Record. Stockholders of record may submit a proxy to have their shares voted or vote their shares by one of the following methods:

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By Mail. To vote by mail, you should mark, sign, date and mail the enclosed proxy card in the prepaid envelope provided. The shares you own will be voted according to the instructions on the proxy card that you provide. If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of each of the Class I director nominees and FOR the other proposals described in this Proxy Statement.

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In Person. If you attend our Annual Meeting, you may vote by delivering your completed proxy card in person or by completing a ballot, which will be available at our Annual Meeting. Attending our Annual Meeting without delivering your completed proxy card or completing a ballot will not count as a vote. Submitting a proxy prior to our Annual Meeting will not prevent you from attending our Annual Meeting and voting in person.

Street Name Stockholder. Street name stockholders may generally submit a proxy to have their shares voted or vote their shares by one of the following methods:

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By Mail. You may indicate your vote by completing, signing and dating your voting instruction card or other information forwarded by your bank, broker or other nominee and returning it to them in the manner specified in their instructions.

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By Methods Listed on Voting Instruction Form. Please refer to the voting instruction form or other information forwarded by your bank, broker or other nominee to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the voting instruction form or other information they provided to you.

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In Person with a Proxy from the Record Holder. You may vote in person at our Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by the record holder to determine how to obtain a legal proxy in order to vote in person at our Annual Meeting.

Can I revoke my proxy?
Yes, if you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by:

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submitting written notice of revocation to our principal executive offices, which are located at 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, Attn: Corporate Secretary no later than May 18, 2015;

•	submitting a later dated proxy with new voting instructions by mail that is received by May 18, 2015; or

•	attending our Annual Meeting and voting your shares in person.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other nominee in accordance with such entity’s procedures. Please refer to the materials that your bank, broker or other nominee provided to you.
What is a quorum?
A quorum is the presence at our Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on a matter at our Annual Meeting. There must be a quorum for our Annual Meeting to be held. If a quorum is not present, our Annual Meeting may be adjourned or postponed from time to time until a quorum is reached. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at our Annual Meeting.
What are “broker non-votes” and abstentions and how do they affect voting results?
If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you do not instruct your bank, broker or other nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (the “NYSE”).
There are also non-discretionary matters for which banks, brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a bank, broker or other nominee does not have discretion to vote on a particular matter and you have not given timely instructions on how the bank, broker or other nominee should vote your shares, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.
If your shares are held in street name and you do not give voting instructions, pursuant to NYSE Rule 452, the record holder will not be permitted to vote your shares with respect to Proposal 1 (Election of Class I Directors) or Proposal 2 (Advisory Vote to Approve Named Executive Officer Compensation), and your shares will be considered “broker non-votes” with respect to these proposals. If your shares are held in street name and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 3 (Ratification of the Appointment of Grant Thornton LLP) in the discretion of the record holder.
Abstentions occur when stockholders are present at our Annual Meeting in person or by proxy but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions will have no effect on the election of directors but will have the effect of a vote against the other proposals being considered at the meeting.
What vote is required to approve each proposal?

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Proposal 1 (Election of Class I Directors): To be elected, each director nominee must receive the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote on the proposal. This means that the director nominees with the most votes will be elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will have no effect on the outcome of the vote for directors.

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Proposal 2 (Advisory Vote to Approve Named Officer Executive Compensation): Approval of this proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal. While this vote is required by law, it will neither be binding on us, our Board or our Compensation Committee, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us, our Board or our Compensation Committee. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

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Proposal 3 (Ratification of the Appointment of Grant Thornton LLP): Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” this proposal.
What is the Board's recommendation for each proposal?
Our Board recommends that you vote:

•	FOR the election of the two Class I director nominees;

•	FOR the approval, on an advisory basis, of our named executive officer compensation; and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
Our Board has appointed Melvin C. Payne, our Chief Executive Officer (“CEO”) and Chairman of the Board, and L. William Heiligbrodt, our Executive Vice President and Secretary, as the management proxy holders for our Annual Meeting. For stockholders who have their shares voted by duly submitting a proxy by mail, or in person at our Annual Meeting, the management proxy holders will vote all shares represented by such valid proxies as our Board recommends, unless a stockholder appropriately specifies otherwise.
Who will bear the cost of soliciting votes for our Annual Meeting?
We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to our stockholders in connection with our Annual Meeting. In addition to this solicitation by mail, certain directors, officers and employees may also solicit proxies on our behalf by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our Common Stock.
Where can I find the voting results?
We will report the voting results in a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) within four business days of our Annual Meeting.
May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?
You may submit proposals for consideration at future annual meetings. See “Stockholder Proposals for the 2016 Annual Meeting” for information regarding the submission of stockholder proposals for next year’s annual meeting.
How do I get directions to the Annual Meeting?
For directions to the Annual Meeting, please contact our Corporate Secretary at (713) 332-8400.

CORPORATE GOVERNANCE
General
We are committed to integrity, reliability and transparency in our disclosures to the public. To evidence this commitment, our Board has adopted charters for its committees, Corporate Governance Guidelines and a Code of Business Conduct and Ethics. These documents provide the framework for our corporate governance. A complete copy of the current version of each of these documents is accessible through our website at www.carriageservices.com or you may receive copies free of charge by writing to us at Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, Attn: Investor Relations. Our Board and each committee regularly reviews corporate governance developments and modifies our governance documents as they deem appropriate.
Independence
Our Corporate Governance Guidelines require that our Board composition comply with the NYSE listing standards, including the requirement that a majority of our Board consist of independent directors. Our Board has affirmatively determined that Barry K. Fingerhut, Donald D. Patteson, Jr. and Richard W. Scott do not have a material relationship with Carriage and, therefore, are “independent” as defined under the NYSE’s listing standards.
Melvin C. Payne and David J. DeCarlo are not independent because they are employees of the Company and currently serve as our Chief Executive Officer and Chairman of our Board and President and Vice Chairman of our Board, respectively. Prior to his resignation from the Board on March 3, 2014, L. William Heiligbrodt was not independent because he was an employee of the Company.
Board Leadership Structure and Executive Sessions
Our Board’s goal is to achieve the optimal model for effective oversight of our management. It believes that there is no single, generally accepted approach to providing board leadership, and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, given the dynamic and competitive environment in which Carriage operates, the right Board leadership structure may vary as circumstances warrant.
Our Board adheres to a flexible approach on the question of whether to separate or combine the roles of Chairman and Chief Executive Officer. Our Board believes that these are matters that should be discussed and determined by our Board from time to time and that they depend upon the current performance of Carriage and the experience, knowledge and temperament of our Chief Executive Officer. Currently, our Board has combined the roles of Chairman and Chief Executive Officer because of Mr. Payne's specific expertise, knowledge, passion and long-term vision for Carriage. Our Board currently is of the view that it is in the best interest of Carriage and its stockholders for our Chief Executive Officer also to serve as the Chairman of our Board. Our Board believes this arrangement permits a clear, unified strategic vision for Carriage that ensures alignment between our Board and management, provides clear leadership for Carriage and helps ensure accountability for our performance.
Our Board believes that its current leadership structure provides independent Board leadership and engagement while deriving many benefits from having our Chief Executive Officer also serve as Chairman of our Board. As the individual with primary responsibility for managing our day-to-day operations with unique in-depth knowledge and understanding of Carriage and our industry, our Board believes that Mr. Payne is best positioned to lead our Board through reviews of key business and strategic issues. In connection with our Corporate Governance Guidelines, our Board established the position of Lead Director, who is required to be qualified as independent and appointed by a majority of the independent directors. The Lead Director’s role is to facilitate the functioning of our Board independently of management and to enhance the quality of our Board’s governance. The Lead Director presides at the executive sessions of the independent directors. Having an independent Lead Director provides independent oversight of management, including risk oversight, while avoiding the confusion regarding our Board’s oversight responsibilities and the day-to-day management of business operations. David J. DeCarlo was our Lead Director from September 1, 2011 through March 3, 2014. He was replaced by Richard W. Scott, who currently serves as our Lead Director.
On March 3, 2014, L. William Heiligbrodt resigned from the Board. Mr. Heiligbrodt served as the Vice Chairman of the Board, Executive Vice President and Secretary of the Company since September 2011 and served as a non-employee director of the Company from February 2009 to September 2011. Mr. Heiligbrodt continues to serve as the Executive Vice President and Secretary of the Company. Mr. DeCarlo was appointed Vice Chairman of the Board and President of the Company effective March 3, 2014. Prior to his employment, Mr. DeCarlo had served as a non-employee director of the Company since September 2011.

Our corporate governance practices have provided balance and accountability to the unified role of Chairman and Chief Executive Officer. This is evidenced by a majority of experienced, independent directors, including a Lead Director with responsibilities on behalf of the independent directors, key Board committees comprised entirely of independent directors, and strong and effective governance principles. In accordance with our Corporate Governance Guidelines, our independent directors meet in executive session at least quarterly, outside of the presence of management directors or other members of management, both with the independent auditors and then without anyone else present.
Board’s Oversight of Risk
We believe that the oversight function of our Board and its committees combined with its active dialogue with management about effective risk management provides our company with the appropriate framework to help ensure effective risk oversight. Carriage was founded on, and is led by our Five Guiding Principles:

1.	Honesty, Integrity and Quality in All That We Do

2.	Hard work, Pride of Accomplishment, and Shared Success Through Employee Ownership

3.	Belief in the Power of People Through Individual Initiative and Teamwork

4.	Outstanding Service and Profitability Go hand-in-Hand

5.	Growth of the Company Is Driven by Decentralization and Partnership

All of our directors, officers and employees adhere to these basic principles to uphold our mission to be the most professional, ethical and highest quality service organization in the deathcare industry. Our commitment is to always live up to our First Guiding Principle, which is by far the most important.

Our Board understands that its focus on these Five Guiding Principles and understanding their importance in Carriage’s culture is critical towards effective risk management and setting the proper tone and culture throughout the organization. Having the right leadership aligned with our Five Guiding Principles produces a collaborative team and a high performance culture. We strongly believe much of our success and effective risk management emanates from being highly selective about leadership of the Company and finding leaders that are aligned with our Five Guiding Principles. We utilize a 4E Leadership Model, initially developed by Jack Welch at General Electric, to select and assess our leaders. 4E Leaders have a winning, competitive spirit and want to make a difference in Carriage’s performance and reputation within the funeral and cemetery industry.

In executing its responsibility, the Board discusses existing risk management processes with management and how management identifies, assesses and manages our most significant risk exposures. Our Board relies on each of its committees to help oversee its risk management responsibilities relating to the functions performed by such committees:

•	Our Audit Committee oversees the Company’s overall risk assessment and risk management policies.

•	Our Audit Committee reviews Carriage’s major financial risk exposures and the steps management has taken and will take to monitor and control such exposures.

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Our Compensation Committee identifies our exposure to any risks potentially created by our compensation programs and practices. (For additional information about the relationship of our compensation policies and practices to risk management, please see “Executive Compensation Policies and Practices as they Relate to Our Risk Management.”)

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Our Corporate Governance Committee oversees and monitors our various corporate compliance programs and assists our Board and management in promoting an organizational culture that encourages commitment to ethical conduct and compliance with the law.

Each of these committees is required to and makes regular reports of its actions and any recommendations to our Board relating to the committee’s and Board’s overall risk oversight function. During each regularly scheduled Board meeting each year, the full Board also reviews our company’s long-term strategic plans and the principal issues, including foreseeable strengths, weaknesses, opportunities and threats that the company expects to face in the future.

We believe that the oversight function of our Board and its committees combined with its commitment to our Five Guiding Principles and communication with management about effective risk management provides our company with the appropriate framework to help ensure effective risk oversight. This, in turn, assists with shareholder value creation with sustainable performance and truly a company that is Built to Last.

Director Nomination Process
Our Corporate Governance Committee is responsible for reviewing the requisite skills and characteristics of new Board members as well as the composition of our Board as a whole. Nominees for directorship are selected by our Corporate Governance Committee in accordance with the policies and principles in the charter of our Corporate Governance Committee, a copy of which is available free of charge on our website at www.carriageservices.com. Our Corporate Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrates an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and has a reputation for ethical conduct. Nominees for director will include individuals who, taking into account their diversity, age, skills, and experience in the context of the needs of our Board, as well as other relevant factors such as conflicts of interest and other commitments, would enhance our Board’s ability to manage and direct our affairs and business. No director may serve on more than five other public company boards or on the audit committee for more than two other public companies. We currently have no established term limits or age restrictions, as we do not wish to risk losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and operations. Although we do not have a formal policy on board diversity, when considering board candidates, our Corporate Governance Committee strives to achieve a balance of knowledge, experience, and perspective such that our Board reflects a diversity of backgrounds and experiences.
Our Corporate Governance Committee identifies candidates by asking our current directors and executive officers to notify our Corporate Governance Committee if they become aware of individuals who meet the criteria described above. Our Corporate Governance Committee also has the authority to engage firms that specialize in identifying director candidates. No third party search firm was engaged in 2014. Once our Corporate Governance Committee has identified a potential candidate, it collects and reviews available information regarding the individual, and if our Corporate Governance Committee determines that the candidate warrants further consideration, our Corporate Governance Committee Chair, or another Committee member, will contact the person. Generally, if the individual expresses a willingness to be considered for election to our Board, our Corporate Governance Committee will request information from the candidate, review the individual’s qualifications, and conduct one or more interviews with the candidate. When our Corporate Governance Committee has completed this process, it tenders its recommendation to our full Board for consideration.
Our Corporate Governance Committee will also consider candidates recommended by stockholders in the same manner in which our Corporate Governance Committee considers candidates identified by the committee. A stockholder may recommend nominees for director by giving our Corporate Secretary a written notice not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. For our 2016 Annual Meeting of Stockholders, the deadline will be February 19, 2016, based upon this year's meeting occurring on May 19th. The notice must include the name and address of the stockholder giving notice and the number of shares of Common Stock beneficially owned by the stockholder. The notice must also include the full name, age, business address, principal occupation or employment of the nominee, the number of shares of Common Stock that the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and the nominee’s written consent to the nomination and to serve, if elected. Please see “Stockholder Proposals for the 2016 Annual Meeting” for more information and requirements.
Board’s Interaction with Stockholders
Our Chief Executive Officer and other corporate officers are responsible for establishing effective communication with our stockholders. It is our policy that management speaks for Carriage. This policy does not preclude independent directors from meeting with stockholders, but where appropriate, management should be present at such meetings.
Stockholders and other interested parties may contact any member of our Board or any of its committees via U.S. mail, by addressing any correspondence to our Board, the applicable committee, the independent directors as a group or any individual director by either name or title, in care of Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056; Attn: Corporate Secretary. In the case of communications addressed to the independent directors, our Corporate Secretary will send appropriate stockholder communications to the Lead Director. In the case of communications addressed to a committee of our Board, our Corporate Secretary will send appropriate stockholder communications to the Chairman of such committee.
Annual Evaluations; Succession Planning
Our Board and each committee perform annual self-evaluations. These self-evaluations are conducted through written questionnaires circulated prior to the last regularly scheduled meeting of the Board before the Annual Meeting of Stockholders and compiled on a confidential basis by the Assistant Corporate Secretary. At their last regularly scheduled meeting before the Annual Meeting of Stockholders, detailed results of the self-evaluations are provided to the Corporate Governance Committee with summary results presented to our full Board.

In addition, our Compensation Committee performs an annual evaluation of our Chief Executive Officer’s performance. As part of our annual evaluations and long-range planning, our Corporate Governance Committee is charged with evaluating the succession of our Chief Executive Officer, both in the event of an emergency and upon retirement.
Business Conduct and Ethics
Our Code of Business Conduct and Ethics requires all of our directors, officers and employees to adhere to certain basic principles to uphold our mission to be the most professional, ethical and highest quality service organization in the deathcare industry. Our code requires them to comply with the law, avoid conflicts of interest, compete fairly and honestly, maintain a safe and healthy work environment, and preserve our assets. We do not presently believe that there will be any occasion requiring any changes in or waivers under the code for the benefit of our senior financial officers. In the event of exceptional circumstances in which such a change or waiver becomes necessary, it would require Board approval and, where appropriate, prompt public disclosure. Our code includes specific compliance procedures and a mechanism for reporting violations through our Human Resources Department. A copy of our Code of Business Conduct and Ethics is available free of charge on our website at www.carriageservices.com.
Organization and Committees of Our Board
During 2014, our Board met seven times and acted by unanimous written consent eleven additional times. Each of the directors attended all of the meetings of our Board. During 2014, our Board had, and appointed the members of, Compensation, Audit, Corporate Governance and Executive Committees. The functions of each committee, and the number of meetings held during 2014, are described below. On March 3, 2014, David J. DeCarlo, a previously independent director, joined our executive leadership team as President and Vice Chairman of the Board and L. William Heiligbrodt resigned from the Board. Due to the relatively small size of our Board, the need for an Executive Committee as a liaison to the Board was deemed unnecessary so it was dissolved as of March 3, 2014.
The current members of each committee as of the Record Date are identified in the following table:

Director	Compensation	Audit	Corporate Governance
Melvin C. Payne(*)
David J. DeCarlo(**)
Barry K. Fingerhut(I)	X	X	Chairman
Donald D. Patteson, Jr.(I)	X	Chairman	X
Richard W. Scott(I)	Chairman	X	X

(*)	Chairman of our Board and Chief Executive Officer.
(**)	Vice Chairman of our Board and President.
(I)	Independent Director.
Compensation Committee. Pursuant to the charter of our Compensation Committee, the purposes of our Compensation Committee are to:

•	review, evaluate and approve our officer compensation plans, policies and programs;

•	recommend to our Board director compensation plans, policies and programs;

•	produce the Compensation Committee Report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders;

•	otherwise discharge our Board’s responsibilities relating to compensation of our officers and directors, including approval of grants to officers and employees under our stock incentive plans; and

•	perform such other functions as our Board may assign from time to time.
In connection with these purposes, our Board has charged our Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers. In general, executive compensation matters are presented to, or raised with, our Compensation Committee in one of the following ways: (1) at the request of our Compensation Committee Chairman or two or more members of the Compensation Committee or two members of our Board, (2) in accordance with our Compensation Committee’s agenda, which is reviewed by our Compensation Committee members and other directors on an annual basis, (3) by our Chief Executive Officer or (4) by our Compensation Committee’s outside compensation consultant, if a consultant is engaged by our Compensation Committee. To the extent permitted by applicable law, our Compensation Committee may delegate some or all of its authority under its charter to its chairman, any one of its members or any subcommittees it may form when it deems such action appropriate.
Our Compensation Committee makes all final decisions regarding executive officer compensation. Mr. Payne, as our Chairman of the Board and Chief Executive Officer, makes recommendations on compensation decisions for those other than himself based on the individual performance of each executive officer and our overall performance. Management’s role in determining executive compensation includes:

•
developing, summarizing and presenting information and analysis to enable our Compensation Committee to execute its responsibilities, as well as addressing specific requests for information from our Compensation Committee;

•	attending our Compensation Committee’s meetings as requested in order to provide additional information, respond to questions and otherwise assist our Compensation Committee;

•	developing individual executive officer bonus plans for consideration by our Compensation Committee and reporting to our Compensation Committee regarding achievement against the bonus plans; and

•	preparing stock award recommendations for our Compensation Committee’s approval.
Pursuant to its charter, our Compensation Committee has authority, in its sole discretion, to retain and determine compensation for independent legal counsel, as well as other experts and advisors, including the authority to retain, approve the fees payable to, amend the engagement with and terminate any compensation consultant to be used in the evaluation of the compensation of our executive officers and directors as it deems necessary or appropriate to fulfill its responsibilities.
In connection with its 2014 engagement of Pearl Meyer & Partners, LLC and Paradox Compensation Advisors, the Compensation Committee assessed the independence of each consultant pursuant to applicable SEC and NYSE rules and concluded that their work for the Compensation Committee does not raise any conflict of interest.
In 2014, our Compensation Committee met five times and acted by unanimous written consent five additional times. Each member of our Compensation Committee was present at all meetings, except Barry K. Fingerhut was not present for the meeting held on December 15, 2014. All members of our Compensation Committee meet the heightened standards of independence with respect to compensation committee members in the NYSE's listing standards and applicable SEC rules. Our Compensation Committee is governed by the Compensation Committee Charter, which is available free of charge on our website at www.carriageservices.com.
Audit Committee. Pursuant to the charter of our Audit Committee, the purposes of our Audit Committee are to:

•	assist our Board in fulfilling its oversight responsibilities regarding the:

◦	integrity of our financial statements;

◦
qualifications and independence of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other review or attestation services for Carriage;

◦	performance of our internal audit function and independent auditors;

◦	compliance by Carriage with legal and regulatory requirements;

•	annually prepare the Audit Committee Report for inclusion in our proxy statement for our annual meeting of stockholders; and

•	perform such other functions as our Board may assign to our Audit Committee from time to time.
In connection with these purposes, our Audit Committee annually selects, engages and evaluates the performance and ongoing qualifications of, and determines the compensation for, our independent registered public accounting firm and confirms their independence. The Audit Committee also reviews our annual and quarterly financial statements and meets with our management and independent registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and significant internal policies. While our Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of our Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate or to determine that such statements are in accordance with generally accepted accounting principles in the United States (“GAAP”) and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with GAAP and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of our Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.
Our Audit Committee met six times and acted by unanimous written consent three additional times during 2014. Each member of our Audit Committee was present at all meetings. All members of our Audit Committee are independent as that term is defined in the NYSE’s listing standards and by Rule 10A-3 promulgated under the Exchange Act. Our Board has determined that each member of our Audit Committee is financially literate and that Mr. Patteson has the necessary accounting and financial expertise to serve as Chairman. Our Board has also determined that Mr. Patteson is an “audit committee financial expert” following a determination that he met the criteria for such designation under the SEC’s rules and regulations. For information regarding Mr. Patteson’s business experience, please read “Proposal No. 1: Election of Class I Directors.” See “Audit Committee Report” below for additional information regarding our Audit Committee. Our Audit Committee is governed by the Audit Committee Charter, which is available free of charge on our website at www.carriageservices.com.
Corporate Governance Committee. Pursuant to the charter of our Corporate Governance Committee, the purposes of our Corporate Governance Committee are to:

•	assist our Board by identifying individuals qualified to become Board members, and to recommend to our Board the director nominees for the next annual meeting of stockholders;

•	recommend to our Board the Corporate Governance Guidelines applicable to Carriage;

•	lead our Board in its annual review of the performance of our Board and its committees and of our senior management;

•	recommend to our Board director nominees for each committee; and

•	perform such other functions as our Board may assign to our Corporate Governance Committee from time to time.
Our Corporate Governance Committee met three times in 2014 and acted by unanimous written consent two additional times. All committee members were present at such meetings.
Executive Committee. Due to the relatively small size of our Board, the need for an Executive Committee as a liaison to the Board was deemed unnecessary and was dissolved as of March 3, 2014. Before being dissolved, our Executive Committee acted on behalf of our Board in between meetings of our Board, assured coordination of activity among the various committees of the Board, and served as a sounding board for the Chairman of the Board in the overall management of the business and affairs of Carriage. Our Executive Committee acted by unanimous written consent two times in 2014.
Attendance at Annual Stockholder Meetings
Each of our directors is expected to devote sufficient time and attention to his duties and to attend all Board, committee and stockholders’ meetings. Although we do not have a formal policy requiring them to do so, we encourage our directors to attend the annual meeting of stockholders and expect that they will do so. All of our then current directors attended the 2014 Annual Meeting of Stockholders.

DIRECTOR COMPENSATION
General
We compensate our directors through cash payments, including retainers and meeting attendance fees, and through stock-based awards. Our Director Compensation Policy provides for the following cash payments, including retainers and meeting attendance fees:

	Annual Cash Retainer		Per Meeting Cash Fee(2)
Board - Independent Director	$40,000	(1)	$2,000
Board - Lead Director	$115,000	(1) (3)	$2,000
Audit Committee
Chair	$17,500	(4)	$2,000
Member	$—		$2,000
Compensation Committee
Chair	$15,000	(4)	$1,600
Member	$—		$1,600
Corporate Governance Committee
Chair	$15,000	(4)	$1,600
Member	$—		$1,600

(1)	Paid on a quarterly basis. No cash retainers are paid to employee directors.

(2)	Paid for attendance at any special or regular meeting of the Board or Committee, whether attended in person or by phone. No Per Meeting Cash Fees are paid to employee directors.

(3)	The Lead Director receives this annual retainer in addition to the retainer paid to other Independent Directors.

(4)	Paid on the date of our Annual Meeting of Stockholders.
Our Director Compensation Policy provides that any new independent director will receive, upon appointment or election to our Board, a grant of $100,000 in shares of our Common Stock. Following their initial appointment or election to our Board, each independent director of our Board is entitled to an annual equity retainer of $75,000 payable in shares of Common Stock, paid on the date of our Annual Meeting of Stockholders. Common Stock grants to our independent directors are issued under our Second Amended and Restated 2006 Long-Term Incentive Plan (the “2006 LTIP”).
As is discussed in more detail in “Compensation Discussion and Analysis – Compensation Highlights – Good to Great Awards” herein, in August 2012, the Compensation Committee of our Board granted performance-based stock awards pursuant to the 2006 LTIP to select employees, including our Named Executive Officers, and our outside directors. The purpose of these awards was to link the interests of participants in the grant with our Company’s journey from a “Good” deathcare operating and consolidation company to a “Great” “High Performance Culture Company” that just happens to be in the deathcare industry. For the reasons discussed in the “Compensation Discussion and Analysis” section, on January 3, 2014, the Compensation Committee decided that it was in the best interest of the Company and all of its stockholders to offer an early cash out payment to the holders of these grants. As a result, during 2014, our outside Directors received the following early cash out payments:

Name	PBS Award Size (in shares)	Cash Out Payment(1)
David J. DeCarlo(2)	80,000	$800,000
Barry K. Fingerhut	80,000	$800,000
Donald D. Patteson, Jr.	80,000	$800,000
Richard W. Scott	80,000	$800,000

(1)
Difference between $19.00 and $9.00 exercise price times the number of shares in the award. See “Compensation Discussion and Analysis – Compensation Highlights – Good To Great Awards” for complete details.

(2)	Mr. DeCarlo was an outside director at the time the performance-based awards were granted and at the time of the early cash out payment.

2014 Director Compensation Table

Name	Fees Earned in Cash	Stock Awards(1)	Cash Out Payment(2)	Total
David J. DeCarlo(3)	$36,633	$—	$800,000	$836,633
Barry K. Fingerhut	$85,000	$75,000	$800,000	$960,000
Donald D. Patteson, Jr.	$89,100	$75,000	$800,000	$964,100
Richard W. Scott	$182,433	$75,000	$800,000	$1,057,433

(1)
On May 21, 2014, Messrs. Fingerhut, Patteson and Scott each received an annual equity grant of $75,000 in shares of fully-vested Common Stock, resulting in 4,411 shares granted to each individual, based upon a closing price of $17.00 on such date. Amounts reported with respect to these awards reflect the grant date fair value, calculated in accordance with FASB ASC Topic 718. As of December 31, 2014, Messrs. Fingerhut, Patteson and Scott had no shares of unvested restricted stock outstanding.

(2)	These amounts represent the early cash out payment of performance-based awards discussed above and in “Compensation Discussion and Analysis – Compensation Highlights – Good To Great Awards” herein.

(3)	On March 3, 2014, David J. DeCarlo joined our executive leadership team as President and Vice Chairman of the Board and no longer receives payments and awards under our Director Compensation Policy.

PROPOSAL NO. 1:
ELECTION OF CLASS I DIRECTORS
We currently have five directors on our Board who each serve staggered three-year terms. At our Annual Meeting, the stockholders will elect two individuals to serve as Class I directors for new three-year terms expiring on the date of the 2018 annual meeting and until their successors are duly elected and qualified.
Our Corporate Governance Committee has recommended that we nominate Melvin C. Payne and Richard W. Scott for re-election at our Annual Meeting to serve as Class I directors for new three-year terms. Proxies may be voted for each of the Class I directors. The biography descriptions for Mr. Payne and Mr. Scott are included below.
The following table sets forth the name, age and title of the persons who have been nominated for election as Class I directors and our other current directors.

Name	Age	Positions and Officers with Carriage, Director Since
Continuing Class I Directors
(If re-elected, term expires at 2018 Annual Meeting)
Melvin C. Payne	72	Chairman of the Board and Chief Executive Officer, 1991
Richard W. Scott	61	Director, 2009

Class II Director
(Term expiring at 2016 Annual Meeting)
Barry K. Fingerhut	69	Director, 2012

Class III Directors
(Term expires at 2017 Annual Meeting)
David J. DeCarlo	69	Director, 2011; President and Vice Chairman of the Board, 2014
Donald D. Patteson, Jr.	69	Director, 2011
Our Board believes that each of our directors is highly qualified to serve as a member of our Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of our Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are relevant positions with reputable organizations. Our Board believes that through their varying backgrounds, our directors bring a wealth of experiences and new ideas to our Board.
Our Board unanimously recommends that you vote “FOR” the election of each of the Class I director nominees.
You may not cumulate your votes in the election of the Class I directors. You may withhold authority to vote for any of the nominees for director. If a nominee becomes unable to serve as a director before our Annual Meeting (or decides not to serve), the individuals named as proxies will vote, in accordance with instructions provided, for such other nominee as we may designate as a replacement or substitute, or our Board may reduce the size of the Board to eliminate the vacancy.
Described below are the principal occupations, positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that they should serve on our Board. There are no family relationships among any of our directors or executive officers.
Melvin C. Payne, a management founder of Carriage, has been our Chairman of the Board and Chief Executive Officer since December 1996. Mr. Payne has been a director and Chief Executive Officer of Carriage since our inception in 1991. Prior to co-founding Carriage, Mr. Payne spent 10 years in the private company turnaround business involving numerous industries. Prior to his turnaround career, Mr. Payne worked 10 years in the corporate lending business, initially with Prudential Insurance Company and later with Texas Commerce Bank in Houston. Mr. Payne was selected to serve on our Board because he is our Chief Executive Officer and our founder and has proven management skills. Mr. Payne’s diverse industry and financial experience coupled with his personal leadership and founder’s vision for Carriage makes him highly qualified to serve as Chairman of the Board.

Richard W. Scott is a seasoned financial services executive with over 30 years of capital markets experience. Since January 2009, he has served as the Senior Vice President and Chief Investment Officer of Loews Corporation, a diversified holdings company, and from 2001 to 2008 he was a senior executive in Insurance Portfolio Management with AIG Investments, a global company engaged in asset management, including service as the Chief Investment Officer–Insurance Operations. His career has included extensive executive and professional responsibility for all aspects of fixed income and insurance portfolio management on both domestic and global platforms, as well as extensive experience as a mergers and acquisitions and capital markets attorney. Mr. Scott brings multidimensional experience to Carriage. He was selected to serve on our Board because of his extensive experience in merger and acquisition transaction analysis, investment management, capital markets strategy and financial performance measurement, all of which provide valuable insight to Carriage.
David J. DeCarlo became our President and Vice Chairman of the Board of Directors on March 3, 2014. From May 2011 to March 3, 2014, Mr. DeCarlo was an independent director of Carriage. He has more than 24 years of experience in the deathcare industry, having served as an executive officer in various roles for Matthews International (“Matthews”), a leading worldwide supplier of deathcare products, including serving as President of the Bronze Division and Group President of the Memorialization Group. Mr. DeCarlo also served as a director of Matthews for 22 years. He retired from Matthews as Vice Chairman of the Board of Directors in 2008. Before joining Matthews in 1985, Mr. DeCarlo held diverse management and executive roles in finance, manufacturing, operations, sales, marketing and management and information systems at several Fortune 500 companies. Mr. DeCarlo has an MBA in Finance, a Masters of Arts in Economics and Statistics, and a Ph.D. in Applied Economics and Finance (all but dissertation) from the Wharton School of Finance and University of Pennsylvania, as well as a Bachelor of Science degree in Industrial Management from West Virginia University. Mr. DeCarlo was selected to serve on our Board as a result of his long history in the deathcare industry and experience in a multitude of executive roles in other industries, which makes him highly qualified to be a member of our Board.
Donald D. Patteson, Jr. was elected to our Board in August 2011. Mr. Patteson was the founder and, prior to its sale in June 2014, the Chairman of the Board of Directors of Sovereign Business Forms, Inc. (“Sovereign”), a consolidator in a segment of the printing industry. He also served as Chief Executive Officer of Sovereign from August 1996 until his retirement in August 2008. Prior to founding Sovereign in 1996, he served as Managing Director of Sovereign Capital Partners, an investment firm specializing in leveraged buyouts. Mr. Patteson also previously served as President and Chief Executive Officer of WBC Holdings, Inc., a consolidator in the rent-to-own industry, and was President and Chief Executive Officer of Temple Marine Drilling, Inc./R.C. Chapman Drilling Co., Inc., a subsidiary of GE Capital, and as President and Chief Executive Officer of Temple Drilling. Mr. Patteson worked with Atwood Oceanics, Houston Offshore International, Western Oceanic and Arthur Andersen’s management consulting practice. Mr. Patteson currently serves on the Board of Directors of Rosetta Resources, Inc. and Cal Dive International, Inc. Mr. Patteson has an MBA degree from the University of Texas with a concentration in finance. Mr. Patteson has extensive experience as Chief Executive Officer and Chief Financial Officer in various industries including the international offshore oil and gas service industry, which enables him to provide the Board with valuable executive and financial management expertise, as well as experience with major financial transactions.
Barry K. Fingerhut was elected to our Board in March 2012. Mr. Fingerhut has been the Chief Executive Officer and majority equity owner of Certification Partners, LLC, a developer and global distributor of vendor neutral IT content and certifications, since the fall of 2010. Prior to 2010, he focused much of his career investing in small capitalization companies in the for-profit education and training, publishing, media, consumer services, hydrocarbon, investment and financial services industries. He served as President of GeoCapital, LLC (a Registered Investment Advisor), from 1981 to 2004, following two years at First Manhattan Co. and four years as a Limited Partner, then as General Partner of Weiss, Peck & Greer. In 1992, he co-founded Wheatley Partners, a venture capital partnership, specializing in investments in new technologies and services. Currently, he serves on a number of private company and non-profit Boards of Directors. Mr. Fingerhut also served on our Board for the period from 1995 through 1999. Mr. Fingerhut was selected to serve on our Board due to his past experience with Carriage and his extensive investment knowledge. Our Board believes that this experience and knowledge makes him a highly qualified member of our Board.

EXECUTIVE MANAGEMENT
The following table sets forth the name, age and title of our executive officers as of the date of this Proxy Statement. Our executive officers serve at the discretion of our Board. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

Name	Age	Title
Melvin C. Payne	72	Chairman of the Board, Chief Executive Officer and Director
David J. DeCarlo	69	President and Vice Chairman of the Board
L. William Heiligbrodt	73	Executive Vice President and Secretary
Mark R. Bruce	48	Regional Partner - East
Paul D. Elliott	53	Regional Partner - West
Shawn R. Phillips	51	Regional Partner - Central
The biographical information for Messrs. Payne and DeCarlo is located under “Proposal No. 1: Election of Class I Directors.”
L. William Heiligbrodt has been our Executive Vice President and Secretary since September 2011. From September 2011 to March 3, 2014, Mr. Heiligbrodt was also our Vice Chairman of the Board. Mr. Heiligbrodt was an independent director of Carriage from February 2009 to September 2011. From February 2003 until his appointment to our Board, Mr. Heiligbrodt was a private investor and managing partner in a family business. From February 1999 to February 2003, he served as a consultant to Service Corporation International (“SCI”), a funeral services corporation. Mr. Heiligbrodt was the President and Chief Operating Officer of SCI until February 1999, and, prior to holding such positions, served in various management positions with SCI beginning in February 1990. Prior to joining SCI, Mr. Heiligbrodt served as President of Provident Services, Inc. from March 1988 to February 1990. Prior to that, he served for five years as Vice Chairman and Chief Executive Officer of WEDGE Group Incorporated. Before WEDGE Group Incorporated, Mr. Heiligbrodt served as Chairman of Texas Commerce Bank, Houston and Vice Chairman of Texas Commerce Bancshares, Inc. and as a director of both companies.
Mark R. Bruce has been with Carriage since May 2005 and has served as our Regional Partner-East since November 2010. Prior to his appointment as Regional Partner-East, Mr. Bruce served as our Director of Sales Support, Director of Support, Director of Training and Development and Regional Partner-Central. Prior to joining Carriage, Mr. Bruce served for 12 years in various sales and operational leadership roles with other public funeral and cemetery service companies. Mr. Bruce has a BA in International Studies from The American University and an MBA from Northern Illinois University.
Paul D. Elliott joined Carriage in September 2012 as our Regional Partner-West. Prior to joining Carriage, Mr. Elliott was Managing Director for SCI. From February 1995 to August 2012, Mr. Elliott held various management roles in sales, corporate and operations with SCI. From September 1984 to December 1994, Mr. Elliott was a partner in his family’s funeral home in Kansas. Mr. Elliott is a graduate of the University of Kansas and the Dallas Institute of Funeral Service.
Shawn R. Phillips has been with Carriage since September 2007 and has served as our Regional Partner-Central since June 2011 and our Regional Partner-West from 2007 to 2011. Prior to joining Carriage, Mr. Phillips served from 1983 to 2007 in various leadership and operational roles with other public funeral service and cemetery companies. From 1979 to 1983, Mr. Phillips worked for an independent funeral operator. Mr. Phillips is a licensed Funeral Director and Embalmer.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information regarding the executive compensation program for our principal executive officer, our principal financial officer and our four other most highly-compensated executive officers (together, our “Named Executive Officers”) for our last completed fiscal year. This Compensation Discussion and Analysis is intended to provide stockholders with an understanding of policies and decisions impacting compensation as outlined in the tables that follow this discussion.
The following individuals were our Named Executive Officers for the fiscal year ended December 31, 2014:

Name	Position
Melvin C. Payne	Chairman of our Board and our Chief Executive Officer
David J. DeCarlo	President and Vice Chairman of our Board
L. William Heiligbrodt(1)	Executive Vice President and Secretary and Former Vice Chairman of our Board
Mark R. Bruce	Regional Partner - East
Paul D. Elliott	Regional Partner - West
Shawn R. Phillips	Regional Partner - Central

(1)
L. William Heiligbrodt served as the Vice Chairman of the Board, Executive Vice President and Secretary of the Company from September 2011 until his resignation from the Board on March 3, 2014. Mr. Heiligbrodt continues to serve as the Executive Vice President and Secretary of the Company. Mr. Heiligbrodt also previously served as a non-employee director of the Company from February 2009 until September 2011.

Our executive compensation program is best understood within the context of our business and leadership strategy. In November, 2011, twenty years after Carriage was founded, we finalized a major Board and Executive Management reorganization, which we refer to as our Good To Great Transition Date, then launched a five year Good To Great Journey to take Carriage from a “Good” deathcare operating and consolidation company in 2012 to one considered “Great” by the end of 2016, using equity market valuation as a benchmark. In support of the Good To Great Journey, we have adopted an annual theme every year. In 2012, we adopted the theme of Carriage Services 2012 - A NEW BEGINNING and challenged and empowered our entire field and home office support teams “to own” the five year Good To Great Journey with broadly higher and sustainable operating and financial performance goals and standards. We assigned 2013 the theme of Carriage Services 2013 - Raising the Standard - ALL IN!! speaking to the confidence we have in our corporate and field leaders and employees to execute our models individually and as teams so as to bring “Being the Best” distinction upon themselves and our company. The more recent themes in our continuing Good To Great Journey were Carriage Services 2014: Being the Best - One Team, One Vision!  and our recently announced theme for 2015 of Carriage Services 2015: High Performance through Passion and Partnership!
Over the course of this journey, Carriage has evolved into a “High Performance Culture Company” that, coincidentally, is in the deathcare business. The evolution of Carriage since the start of our Good To Great Journey is apparent in the significant improvement in our financial and operating performance since 2012 which has led to a total shareholder return (“TSR”) of 283% over the past three years. In comparison, a comprehensive peer group analysis performed for Carriage by Paradox Compensation Advisors reveals an average three-year TSR of 101%, considering companies of comparable size, other financial characteristics and industry classification. The three-year TSR for the Russell 3000 index, which carriage joined in June 2012, was 75%.
We strongly believe much of our success emanates from being highly selective about leadership of the Company. We utilize a 4E Leadership Model, initially developed by Jack Welch at General Electric, to select and assess our leaders. 4E Leaders have a winning, competitive spirit and want to make a difference in Carriage’s performance and reputation within the funeral and cemetery industry. 4E Leaders are motivated by the recognition and rewards related to achievement of our Being the Best Standards. Likewise, our Executive Management compensation program is designed to attract, motivate and retain talented executives who embody:

•	Personal Energy;

•	Ability to Energize others towards a common goal or vision;

•	The Edge to make lonely, difficult decisions;

•	A commitment to Execute upon sustainable performance results.

As a Company, we focus on “First Who, Then What.” We expect our leaders to produce superior results and maximize returns to our stockholders over the long-term. Their compensation can vary significantly based on the Company’s results and their contributions.
Compensation Highlights
2014 Performance
Our fiscal year 2014 financial and operational results were outstanding, as we achieved record performance in terms of revenue growth, Adjusted Consolidated EBITDA and Adjusted Diluted Earnings per Share. Highlights of our fiscal year are as follows:

•	Mr. DeCarlo joined Messrs. Payne and Heiligbrodt in March 2014 as a member of the Executive Team with the primary responsibility of growing the Company through selective, strategic acquisitions;

•
After an extensive due diligence process, Carriage entered two large, new strategic markets, New Orleans and Washington, D.C., with the acquisition from Service Corporation International in May 2014 of five funeral homes and one combination business;

•
Completed the refinancing in May 2014 of all the existing high interest rate components of our balance sheet with low interest rate $325 million syndicated five year bank credit facility and $143.75 million seven year convertible subordinated notes;

•
Established a highly collaborative Operations and Strategic Growth Leadership Team (OSGLT) comprised of the Executive Team and 12 senior leaders representing field operations and Houston Support teams. This group operates informally as owner leaders without titles and addresses all important Carriage value creation matters consistent with our One Team, One Vision operating philosophy; and

•
Updated and revised our Strategic Acquisition Model criteria and methodologies to directly align with Standards Operating and 4E Leadership Models, and began building a new Strategic Development Team under Mr. DeCarlo’s leadership focused on building relationships with top quality acquisition candidates in large and medium strategic markets.

The following table reflects the corresponding financial performance:

Measure	2014 Result	Change Versus FY 2013
Total Revenue	$226.1 million	6.1% Increase
Adjusted Consolidated EBITDA(1)	$61.7 million	10.1% Increase
Adjusted Consolidated EBITDA Margin(1)	27.3%	100 basis point increase
Adjusted Diluted EPS(1)	$1.34/share	36.7% Increase
Adjusted Free Cash Flow	$34.2 million	2.8% Increase

(1)
Adjusted Consolidated EBITDA, Adjusted Consolidated EBITDA Margin, and Adjusted Diluted EPS are non-GAAP financial measures that management believes are important measures for understanding the Company's overall operational and financial results. For a reconciliation of Adjusted Consolidated EBITDA, Adjusted Consolidated EBITDA Margin, and Adjusted Diluted EPS, see “Reconciliation of Non-GAAP Financial Measures” following the Compensation Committee Report below.

Good To Great Stock Awards
In August 2012, the Compensation Committee of our Board granted performance-based stock awards (referred to as the “Good To Great Awards”) pursuant to the Second Amended and Restated 2006 Long-Term Incentive Plan (the “2006 LTIP”) to select employees, including our Named Executive Officers and outside directors. The purpose of these awards was to link the interests of participants in the grant with our Company’s journey from a “Good” funeral home and cemetery operating and consolidation company to a “Great” “High Performance Culture Company” that just happens to be in the funeral home and cemetery business.
When initially awarded, to the extent vested, each Good To Great Award represented the right to receive shares of our Common Stock upon the grantee’s payment of a specified purchase price. The Compensation Committee specified the number of shares of Common Stock subject to each Good To Great Award. The purchase price for each share granted in the Good to Great Award was equal to the greater of (a) the then-current market price per share of our Common Stock on the date such Good to Great Award was granted plus $0.50 or (b) $9.00. Each Good To Great Award would have vested if on or before the fifth anniversary of the applicable grant date, the closing price of our Common Stock was greater than or equal to $21.50 on any three days, whether or not consecutive, within a period of 30 consecutive calendar days, subject to the applicable grantee’s continuous employment or service relationship with us through such date (the “Price Vesting Date”). At the time of the initial grant, this vesting price reflected a 177% premium over the then trading price of the Common Stock. These awards were intended to encourage management to focus on long-term shareholder value creation, with a vesting price that at the time was viewed as a reasonable aggressive five year goal. However, if the Price Vesting Date occurred prior to the first anniversary of the grant date, then each Good To Great Award would not vest until the first anniversary of such grant date, subject to the applicable grantee’s continued employment or service relationship with us through the first anniversary of the grant date. The Company considered the Good To Great Awards to be one of the most important factors in aligning members of our leadership team, many of whom were relatively new to the Company, around goals that build stockholder value. We believe that the results we have provided to stockholders (i.e., 283% three year TSR and record Adjusted Diluted EPS and Adjusted Consolidated EBITDA) speak to the motivational and alignment value of these awards.
On January 3, 2014, the Compensation Committee decided to offer an early cash out payment to the holders of the Good To Great Awards. The Compensation Committee’s determination that the cash out payment was in the best interest of the Company and all of its stockholders at that time was predicated on several factors:

•	The Board’s judgment, which was accurate, that the awards would vest imminently (vesting criteria occurred effective January 16, 2014);

•
The belief that the employees would accept a payout based on $19 per share, saving the Company approximately $4 million in cash, assuming that all awards would otherwise have become vested and been exercised;

•	A desire to minimize the dilutive impact resulting from the vesting of the Good To Great Awards;

•	A desire to avoid the need for employees to sell shares in the open market to meet tax obligations by settling the awards in cash; and

•	A desire to facilitate the re-financing of our TIDES $90 million 7% convertible junior subordinated debenture, which was subsequently completed.
Therefore, on January 3, 2014, the Company offered its employees and directors, including our Named Executive Officers, who held outstanding Good To Great Awards an opportunity to surrender their Good To Great Awards to the Company in exchange for cash payments equal to the product of (i) the difference between (x) $19.00 and (y) the applicable purchase price under their Good To Great Awards and (ii) the number of shares of the Company’s Common Stock subject to their Good To Great Awards (the “Cash Out Payments”). As reported in our proxy last year, all outstanding Good To Great Awards were surrendered to the Company and cancelled in exchange for cash out payments of approximately $16.1 million in the aggregate. This offer constituted early vesting of the Good To Great Awards, though the vesting criteria were subsequently met as of January 16, 2014. As reflected in the “All Other Compensation” column of the Summary Compensation Table below, the following Cash Out Payments were made to our Named Executive Officers:

Name	Good To Great Award Size (in shares)	Cash Out Payment
Melvin C. Payne	400,000	$4,000,000	(1)
David J. DeCarlo	80,000	$800,000	(1) (2)
L. William Heiligbrodt	320,000	$3,200,000	(1)
Mark R. Bruce	80,000	$800,000	(1)
Paul D. Elliott	50,000	$477,000	(3)
Shawn R. Phillips	50,000	$500,000	(1)

(1)	Difference between $19.00 and $9.00 exercise price times the number of shares in the award.

(2)	Mr. DeCarlo received his Good To Great Award and Cash Out Payment in his capacity as a Director, and is reflected in the 2014 Director Compensation Table above.

(3)	Difference between $19.00 and $9.46 exercise price times the number of shares in the award.
Consideration of Previous Shareholder Advisory Vote
In 2013, our stockholders approved our Named Executive Officer compensation programs with approximately 95% of all votes cast being in favor of approval of such programs. At our 2014 Annual Meeting of Stockholders, held on May 21, 2014, management’s proposal to ratify our executive compensation in 2013 narrowly failed to pass, with approximately 47% of all votes cast supporting it. We were very disappointed that a majority of our stockholders did not support our plans. We understand that the negative vote was largely associated with our Cash Out Payments for the Good To Great Awards, which were disclosed in our proxy last year. Since the 2014 Annual Meeting of Stockholders, we have taken a number of steps to address stockholder perceptions of our pay program, including:

1.	Our CEO and Chairman has conducted a stockholder outreach effort with stockholders owning in the aggregate approximately 70% of our outstanding shares.

2.	We have drafted this Compensation Discussion and Analysis to better explain the framework for Good To Great Awards and the Compensation Committee’s reasoning for the Cash Out Payment.

3.	We have not granted any additional Performance-based Stock Awards to executive management, and will not do so until we have conducted more focused work on plan provisions and eligibility.

4.	We have granted no further Performance-based Stock Awards to our directors.

5.	We have not requested additional shares for use in our long-term incentive plans.

6.
Our Compensation Committee has engaged a new compensation consultant to take a fresh look at our compensation practices in order to attract, retain and motivate 4E Leaders to promote the Company’s High Performance Culture.

While the stockholder vote to ratify our executive compensation is non-binding and advisory, we will continue to strive to understand and respond to stockholder feedback.
Executive Compensation Philosophy and Practices
Our executive compensation program is designed to attract, motivate and retain talented executives so that we can produce long-term superior results and maximize long-term returns to our stockholders. Overall, we believe our executive compensation programs support our short- and long-term business objectives and align our executive pay with Company performance. The Compensation Committee consists entirely of independent Board members and is responsible for the approval and oversight of compensation and benefit plans and employment agreements affecting Carriage's executive officers.
The Committee reviews it compensation philosophy annually, including determining whether this philosophy supports our business objectives and is consistent with the Committee’s charter.
Compensation Program Philosophy
In 2014, the Compensation Committee continued to implement our executive compensation philosophy (the “Philosophy”), which was developed to formalize the strategy behind our executive compensation practices and to serve as an ongoing reference point for executive compensation decisions. Carriage is a High Performance Culture funeral and cemetery operating and consolidation company. However, our Company is unique in the funeral and cemetery consolidation industry in our decentralized approach to managing our business portfolio. We are able to do this successfully due to the full alignment of our leadership with our business operating standards and our full commitment to attracting and motivating 4E leaders. The executive compensation philosophy plays a critical role in our ability to gain alignment, attract and retain the right “Who,” and differentiate rewards based on Company and individual results. The Philosophy has been developed based on the following guiding principles:

•	to create a clear link between pay and our annual and long-term performance;

•	to attract, retain and motivate exceptional talent (“First Who”) to drive our revenue, growth and profitability that leads to total shareholder returns;

•	to focus executives on a common set of business goals and objectives (“Then What”);

•	to provide competitive pay opportunities; and

•	to align executive interests with those of our stockholders.
In addition, the Philosophy outlines compensation practices (See “What We Do” and “What We Don’t Do” below), specifies compensation elements, defines the purpose of each element and expresses the target positioning of compensation levels that we desire to achieve over time.
What We Do

•
Pay for Performance Philosophy: A significant portion of executive compensation is performance-based and is tied to our financial performance and/or the performance of our stock price over the intermediate to long-term period.

•
Mitigation of Undue Risk: Our compensation plans are designed to attract, retain and motivate 4E Leaders and align these leaders with the Company’s High Performance Culture and Five Guiding Principles which we strongly believe adds to our success of effective risk management. We do not believe any of our compensation programs create risks that are reasonably likely to have an adverse impact on the Company.

•
Regular Review of Share Utilization: We regularly evaluate share utilization levels within our long-term incentive plans by reviewing overhang levels and run rates to ensure the dilutive impact of stock-based compensation remains at appropriate levels. We are highly focused on per share value creation over time and will occasionally allocate capital to repurchase shares if we believe the intrinsic value of our Company materially exceeds the market price per share. For example, notwithstanding the selective use of equity grants under our long-term incentive plans, as of December

31, 2014, we had about 1.2 million fewer fully dilutive shares outstanding and the Company is 50% larger in revenue than we did seven years ago at December 31, 2007.
What We Don't Do

•	No Excise Tax Gross-Ups Upon Change in Control.

•	No Excessive Executive Perquisites: We generally provide only standard benefits and nominal perquisites that are consistent with or below competitive practices.

•	No Repricing of Underwater Stock Options.

•	No Grants Below 100% of Fair Market Value.

•	No Inclusion of Long-term Incentive Awards in Cash Severance Calculations.
Elements of Compensation
Each element of our executive compensation program for named executive officers has been designed to align with our Philosophy and desire to attract, retain, motivate and reward leaders consistently with our 4E Leadership Model. The execution of this model is a key component of our Good To Great business strategy and a primary contributor to our financial results.
A significant portion of the 2014 compensation of our named executive officers was directly affected by our financial results and stock price, both in the amount of cash compensation earned and the value of outstanding long-term equity awards. For 2014, compensation designed for our executive officers consisted of:

•	Base salary;

•	Short-term cash awards conditioned upon achieving objective performance targets;

•	Long-term equity grants in the form of stock options and/or restricted stock; and

•
The same group health and welfare benefit programs and tax-qualified retirement plans that are available to all of our employees, except that our Named Executive Officers cannot participate in our Employee Stock Purchase Program.

Pay Element	Purpose
Base Salary	Provide competitive base pay to hire and retain key talent with the desired 4E Leadership qualities.
Short-Term Incentives	Provide market competitive award opportunities that will motivate our executives to achieve and exceed corporate financial goals that support our Being the Best strategy.
Long-Term Incentives
Provide market competitive award opportunities that will align executive interests with our stockholders, allow executives to build share ownership and encourage retention of executives who fit our High Performance Culture Framework consistent with our Good To Great Journey.

For these three pay elements, the Company strives to compensate at levels to attract and retain our 4E Leaders at market competitive levels. We also use these elements to align compensation with actual Company performance and individual contributions.
Peer Group Companies and Benchmarking
It has been our practice to review market compensation data annually and to combine the results of the market analysis with our review of the roles and responsibilities of each of our executive positions in order to determine the appropriate pay levels for each Named Executive Officer of the Company. We frequently review, revise and amend our compensation policies, practices and programs to ensure they remain both appropriate and responsive to our business needs. It should be noted, however, that given our industry, our jobs and roles are unique in a highly unorthodox organizational structure and there are few direct, public company peers. Messrs. Payne, DeCarlo and Heiligbrodt were members of an Executive Committee involved in all operating, financial and leadership issues through March 3, 2014. Thus, it is difficult to determine a specific market comparison for the roles that Messrs. Heiligbrodt and DeCarlo performed.

For 2014, our Compensation Committee, with the assistance of the compensation consulting firm of Pearl Meyer & Partners, LLC, (“PMP”) made pay decisions before May 2014, including 2014 base salary adjustments and long-term incentive awards. PMP developed a peer group consisting of 10 companies across the broader services industries to reflect a holistic view of our markets and services in which we operate. In addition to reviewing compensation data for the selected peer group, our Compensation Committee also reviewed compensation data from published compensation surveys of other similarly-sized organizations across general industry. The 2014 base salary and equity compensation decisions for Messrs. Bruce, Elliott and Phillips were made taking into account the Philosophy and using broader market survey data as appropriate, but without a direct comparison against the selected peer group.
Following the 2014 Annual Meeting of Stockholders, the Compensation Committee engaged a new compensation consultant, Paradox Compensation Advisors (“Paradox”). Paradox worked with the Compensation Committee to develop a new approach to selecting peers. Their analyses concluded that Carriage has very few pure industry peers, and they conducted a completely objective analysis that led to the development of two peer groups based on broader comparisons:

1.	Companies of comparable size that correlated best with our total shareholder return, EBITDA and EPS growth over an extended timeframe (“the Financial Peers”)

2.	Companies of comparable size in Carriage’s consumer services industry classification (“the Industry Peers”)
Companies with a significant manufacturing function were eliminated from these groups. The only variation from these selection criteria was the inclusion of two direct, funeral home and cemetery industry peers, Service Corporation International and Stonemor Partners, LP in both peer groups. The new peer groups will impact pay decisions beginning in 2015. However, the Compensation Committee used the executive benchmarking based on these peer groups for the purpose of reviewing and approving bonus awards for performance in 2014 that are payable in 2015. The companies in each of the new peer groups included:

	Financial Peers		Industry Peers
•	Calgon Carbon Corporation	•	Ark Restaurants Corp.
•	Command Security Corp.	•	Denny’s Corporation
•	Consolidated Communications Holdings Inc.	•	Famous Dave’s of America Inc.
•	Mobile Mini, Inc.	•	Johnson Outdoors Inc.
•	Park National Corp.	•	The Marcus Corporation
•	Peoples Bancorp Inc.	•	Marine Products Corp.
•	Republic Bancorp Inc.	•	Nautilus Inc.
•	Royal Gold, Inc.	•	Ruth’s Hospitality Group Inc.
•	Ruth’s Hospitality Group Inc.	•	Service Corporation International
•	Service Corporation International	•	Speedway Motorsports Inc.
•	Stonemor Partners, LP	•	Stonemor Partners, LP
		•	Town Sports International Holdings Inc.
In addition to reviewing compensation data for the peer group detailed above, our Compensation Committee also reviews compensation data from published compensation surveys of other similarly-sized organizations across the general industry. It is the Committee's desire to not only analyze compensation trends within our industry, but more broadly as well.
The compensation decisions for Messrs. Bruce, Elliott and Phillips were made taking into account the Philosophy, and using broader market survey data as appropriate but without a direct comparison against the peer group set forth above.

Performance-based Compensation
Carriage maintains compensation programs in full alignment with our High Performance Culture. We regularly review how our levels of compensation align with performance and how our mix of pay (base salary versus annual and long-term incentives) will allow us to attract and retain 4E Leaders, while motivating these leaders to execute upon both annual and long-term goals.
The chart below shows the three-year trend between our CEO’s compensation and TSR:

As the graph displays, $100 invested in our Common Stock on December 31, 2011 grew to $383 by the end of fiscal year 2014, which constitutes a 283% total return.
The table below depicts 2014 mix of total direct compensation (base salary, annual bonus and long-term incentives, including stock options, restricted stock and the Cash Out Payments for the Good To Great awards) for our CEO and other Named Executive Officers as a whole.
Total Direct Compensation

Though our executive pay programs generally provide a higher proportion of compensation in incentives than in base salary, 2014 is unusually skewed due to the Cash Out Payments associated with our Good To Great Awards. Given that there have been no further Performance-based Stock Awards, we expect the 2015 mix of total direct compensation is likely to be similar to prior periods.
Base Salaries
The base salary for each of our executive officers is determined on an individual basis, taking into account such factors as the duties, experience and levels of responsibility of the executive as well as the compensation levels within companies in the peer group for Messrs. Payne, DeCarlo and Heiligbrodt. Base salaries for our Named Executive Officers, are evaluated annually and adjustments are approved by our Compensation Committee based on its evaluation of individual performance.
Our Compensation Committee made the following changes to the annual base salaries of our Named Executive Officers during 2014: an increase from $543,500 to $545,000 for Mr. Heiligbrodt, an increase from $260,000 to $280,000 for Mr. Bruce, an increase from $250,000 to $260,000 for Mr. Elliott, and an increase from $240,000 to $250,000 for Mr. Phillips. Mr. DeCarlo joined Carriage as our President and Vice Chairman of the Board on March 3, 2014 at an annual base salary of $545,000. No material changes were made to the annual base salary for Mr. Payne ($625,000).
Annual Cash Incentive Bonuses
The annual cash bonus for Messrs. Payne, DeCarlo and Heiligbrodt is generally based upon achievement of specific performance targets, with our Board and our Compensation Committee retaining discretion to increase or decrease the payout.  For example, at the discretion of the Compensation Committee, Messrs. Payne and Heiligbrodt did not receive annual cash incentive bonuses in 2014 for 2013 performance. The Compensation Committee determined that due to Cash Out Payments received by Messrs. Payne and Heiligbrodt, an additional annual cash incentive bonus would not be appropriate. Also, the Compensation Committee believed that the more rapid increase in the value of the Company’s shares, which was not anticipated at the time the Good To Great Awards were granted, and the early payouts of such awards, provided adequate compensation for Messrs. Payne and Heiligbrodt in light of the Company's strong 2013 performance. Moreover, Mr. Payne believed that as the co-founder and largest individual stockholder of the Company, the rapid share price increase was more personally meaningful than an annual cash incentive bonus, especially for a 4E Leader who mentors by example to instill an “ownership mindset” in all of Carriage's leaders and employees.
The annual cash incentive bonus for performance during fiscal year 2014 for Messrs. Payne, DeCarlo and Heiligbrodt was based upon previously established quantitative and qualitative performance metrics determined by our Compensation Committee in March 2014. The target quantitative metrics are Adjusted EPS (weighted 40%) of $1.18 per share and Adjusted Consolidated EBITDA Margin (weighted 40%) of 26.8%. The qualitative measures (weighted 20%) include assessments from senior leadership and executive team self-assessments regarding team cohesion and collaboration.  Adjusted EPS and Adjusted EBITDA Margin are non-GAAP financial measures. The 2014 calculation for each, and the reason it is used, is described in the section “Reconciliation of Non-GAAP Financial Measures” following the Compensation Committee Report below.
Based on our performance, management recommended an overall bonus pool for all employees including our Named Executive Officers. Management’s recommendation included a reduction from achieved performance for Messrs. Payne, DeCarlo and Heiligbrodt to approximately what they would have received if they only achieved target goals and allocated the excess portion of their achieved bonus to the overall pool for all other leaders and employees. The Compensation Committee reviewed management’s recommendations and agreed with their proposal. Therefore, the Compensation Committee approved annual cash incentives for 2014 for Messrs. Payne, DeCarlo and Heiligbrodt at only approximately 100% of their respective target values. For Messrs. Bruce, Elliott and Phillips, the 2014 cash incentive bonus was determined on a qualitative and quantitative basis based upon individual and Company financial and operational performance results during 2014.
The table below sets forth the 2014 base salary for each of our Named Executive Officers, the threshold, target and maximum and actual incentive bonus payments for each of Messrs. Payne, DeCarlo and Heiligbrodt during 2014 and the actual 2014 bonus payout for each of our Named Executive Officers.

2014 Annual Cash Incentive Bonuses

Named Executive Officers	Annual Base Salary	Threshold(1)	Target(1)	Maximum(1)	Individual 2014 Bonus(2)
Melvin C. Payne	$625,000	$281,250	$562,500	$1,000,000	$563,000
David J. DeCarlo	$545,000	$218,000	$436,000	$872,000	$436,000
L. William Heiligbrodt	$545,000	$218,000	$436,000	$872,000	$436,000
Mark R. Bruce	$280,000	n/a	n/a	n/a	$105,000(3)
Paul D. Elliott	$260,000	n/a	n/a	n/a	$104,000(3)
Shawn R. Phillips	$250,000	n/a	n/a	n/a	$100,000(3)

(1)
Refer to “Employment Agreements” section within the Compensation Discussion and Analysis above for respective percentages of base salary payable to Messrs. Payne, DeCarlo and Heiligbrodt under their Employment Agreements at threshold, target and maximum performance levels. Maximum is subject to a maximum payout of $1,000,000 pursuant to the terms of our Second Amended and Restated 2006 Long-Term Incentive Plan.

(2)	Individual 2014 Bonus is a cash incentive bonus paid in 2015 for performance in 2014.

(3)
As described above, bonus payments for Messrs. Bruce, Elliott and Phillips were based on qualitative and quantitative factors and determined by their respective supervisors based on both individual and company-wide performance for 2014.

Our Compensation Committee has established quantitative and qualitative performance metrics for purposes of 2015 annual cash incentive bonuses for Messrs. Payne, DeCarlo and Heiligbrodt. The quantitative metrics are Adjusted EPS (weighted 40%) of $1.55 per share and Adjusted Consolidated EBITDA Margin (weighted 40%) of 27.8%.  The qualitative measures (weighted 20%) include assessments from senior leadership and executive team self-assessments of team cohesion and collaboration.
Long-Term Equity-Based Incentives
Long-Term Incentive Plan
We maintain the Carriage Services, Inc. Second Amended and Restated 2006 Long-Term Incentive Plan (the “2006 LTIP”), pursuant to which we have previously granted our Named Executive Officers restricted stock, stock options, cash-based performance units and performance-based stock awards.
Annual Long-Term Incentive Grants
Restricted stock and stock options are awarded by our Compensation Committee after consideration of each individual's performance toward our recent goals, as well as expected contributions to our long-term success. Outstanding restricted stock awards to our Named Executive Officers vest at either 33 1/3% or 25% annually beginning one year after the date the award is granted, as established for each grant by the Compensation Committee. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates; expected dividend yield for each year; expected termination rate; expected lives; and expected volatility. Outstanding stock options to our Named Executive Officers vest in 33 1/3% increments over a three year period and expire after five to ten years, as established for each grant by the Compensation Committee. Our Compensation Committee believes that these forms of equity ownership help align the executive’s interests closely with those of our stockholders and incentivize our executives to contribute to the long-term growth and success of Carriage.
On March 3, 2014, our Named Executive Officers were granted stock options and restricted stock awards under the 2006 LTIP. The stock option awards vest 33 1/3% over three years on March 3, 2015, March 3, 2016 and March 3, 2017 and have a five-year term. The restricted stock awards vest 25% over four years on March 3, 2015, March 3, 2016, March 3, 2017, and March 3, 2018. The exercise price of the option awards and the fair market value of the restricted stock awards was the average of the high and low market price on March 3, 2014, which was $20.26. The option value used was $5.15. More detailed information regarding the stock option and restricted stock awards is set forth in Note 18, Stockholder's Equity, to the Consolidated Financial Statements in our 2014 Annual Report on Form 10‑K.

The following table sets forth information regarding the long-term incentive grant of stock options and restricted stock to our Named Executive Officers in 2014:

Name	Stock Options	Restricted Stock
Melvin C. Payne	100,000	50,000
David J. DeCarlo	100,000	100,000
L. William Heiligbrodt	100,000	50,000
Mark R. Bruce	40,000	—
Paul D. Elliott	35,000	—
Shawn R. Phillips	30,000	—
Severance Benefits
Each of our Named Executive Officers is party to an employment agreement with us pursuant to which he will be entitled to severance payments upon his termination without cause during the term of the agreement (or his resignation for “good reason” during the twenty-four month period following a “corporate change,” as defined in their respective employment agreements). For a further description of the severance benefits payable under these agreements, see “Executive Compensation-Potential Payments Upon Termination or Change-in-Control” below.
Other Benefits and Perquisites
We sponsor a defined contribution 401(k) plan under which we match 100% of elective deferrals with respect to the first one percent of the participant's eligible compensation and 50% with respect to the next five percent of the participant's eligible compensation. Additionally, we sponsor an employee stock purchase plan that provides the participants the ability to purchase Common Stock at the lower of the grant date fair value or the purchase date fair value with a discount of 15%. Our health and related plans include medical, dental, life and disability coverage. The benefits provided to our executive officers are offered through broad-based plans applicable to all employees. Mr. Payne, our Chief Executive Officer is reimbursed annually for life insurance premiums of up to $25,000, reimbursement of executive physical and club dues, the combined cost of which totaled $29,685 in 2014. In addition, we paid $22,656 in rental fees for a condo that Mr. DeCarlo, our President, occupied in 2014. Otherwise, we provide no other perquisites to any of our Named Executive Officers.
Management’s Role in Determining Executive Compensation
Our Compensation Committee makes all final decisions regarding executive officer compensation. Mr. Payne’s role as our Chairman of the Board and Chief Executive Officer in determining executive compensation is to make recommendations on compensation decisions for those other than himself based on the individual performance of each executive officer and our overall performance. Management’s role in determining executive compensation includes:

•
developing, summarizing and presenting information and analyses to enable our Compensation Committee to execute its responsibilities, as well as addressing specific requests for information from our Compensation Committee;

•	attending our Compensation Committee’s meetings as requested in order to provide information, respond to questions and otherwise assist our Compensation Committee;

•
developing recommendations for individual executive officer bonus plans for consideration by our Compensation Committee and reporting to our Compensation Committee regarding achievement against the bonus plans; and

•	preparing stock award recommendations for our Compensation Committee’s approval.
Consultant’s Role in Determining Executive Compensation
The compensation consultant reports directly to the Compensation Committee and may replace or hire additional consultants at any time. A representative of the compensation consultant attends meetings of the Compensation Committee, as requested, and communicates with the Committee Chair between meetings; however, the Committee makes all decisions regarding the compensation of our executive officers. At the beginning of 2014, the Compensation Committee initially retained Pearl Meyer & Partners, LLC. as its executive compensation consultant. After the 2014 Annual Meeting of Stockholders, the Compensation Committee engaged Paradox as its new compensation consultant.
The compensation consultant provides various executive compensation services to the Committee pursuant to a written consulting agreement with the Committee. Generally, these services include advising the Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to its performance.

During 2014, PMP performed the following specific services:

•	Completed a market analysis of compensation levels for our executive pay levels; and

•	Assisted with the development of a potential new long-term incentive plan.
Since December 2014, Paradox completed the following tasks:

•	Provided benchmark information that supported the Committee’s decisions regarding 2014 bonus awards;

•	Analyzed alignment between CEO performance and compensation; and

•	Reviewed the 2014 Compensation Discussion and Analysis in the 2014 Proxy Statement.
The Committee retains sole authority to hire the Compensation Consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement.
Executive Compensation Policies and Practices as they relate to our Risk Management
Our Compensation Committee understands that having our Executive and Senior Leaders in alignment with our Five Guiding Principles and High Performance Culture Framework is critical towards effective risk management throughout the organization. We strongly believe much of our financial success and effective risk management emanates from being highly selective about leadership of the Company and finding leaders that are aligned with our Five Guiding Principles and are a fit with our highly collaborative leadership team culture. Therefore, the Compensation Committee considers, among other things, in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program rewards performance consistent with long-term value creation. Our Compensation Committee reviews annually the principal components of executive compensation. Base salaries are reviewed annually and fixed in amount. Annual incentive pay is focused on achievement of certain specific overall financial goals and may be determined using singular or multiple performance criteria. Our Compensation Committee believes that these cash incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures that promote long-term value creation per share.
Tax and Accounting Considerations
For compensation in excess of $1 million, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits our ability to take a federal income tax deduction for compensation paid to our Chief Executive Officer and the next three most highly compensated executive officers other than our principal financial officer, except for qualified performance-based compensation. While our Compensation Committee considers the deductibility of compensation when making compensation decisions, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes.
We recognize compensation expense in an amount equal to the fair value of the share-based awards over the period of vesting. Fair value is determined on the date of the grant. The fair value of options or awards containing options is determined using the Black–Scholes valuation model. The fair value of performance-based stock awards is determined using the Monte-
Carlo pricing method.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Carriage Services, Inc. has reviewed and discussed Carriage Services, Inc.’s Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors of Carriage Services, Inc. that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
Compensation Committee
Richard W. Scott, Chairman
Barry K. Fingerhut
Donald D. Patteson, Jr.

April 6, 2015

Reconciliation of Non-GAAP Financial Measures
Adjusted Diluted EPS and EBITDA are used as supplemental financial measures by management and investors to compare our current financial performance with our previous results and with the performance of other companies. Adjusted Diluted EPS and Adjusted Consolidated EBITDA are calculated by adjusting GAAP Diluted EPS or Consolidated EBITDA to exclude special items, including withdrawable trust income, acquisition expenses, severance costs and other non-recurring expenses. The adjustment of special items allows management to focus on the evaluation of operating performance as it primarily relates to our operating expenses. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.
We are providing below a reconciliation of Diluted EPS (a GAAP measure) to Adjusted Diluted EPS (a non-GAAP measure):

December 31, 2014
Diluted EPS from continuing operations	$0.83
Effect of special items	$0.51
Adjusted Diluted EPS from continuing operations	$1.34
EPS from discontinued operations (earnings only)	$0.02
Total Adjusted Diluted EPS	$1.36
We are providing a reconciliation of Net Income from continuing operations (a GAAP measure) to Adjusted Consolidated EBITDA and Adjusted Consolidated EBITDA Margin (both non-GAAP measures):

December 31, 2014 (in thousands)
Net income from continuing operations	$15,446
Net provision for income taxes	7,255
Pre-tax earnings from continuing operations	$22,701
Interest expense	10,308
Accretion of discount on convertible subordinated notes	2,452
Loss on early extinguishment of debt and other costs	1,042
Loss on redemption of convertible junior subordinated debentures	3,779
Non-cash stock compensation	3,832
Depreciation & amortization	11,923
Other, net	195
Consolidated EBITDA	$56,232
Adjusted For Special Items	5,421
Adjusted Consolidated EBITDA	$61,653
Revenue	$226,124

Adjusted Consolidated EBITDA Margin	27.3%

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding the compensation for the fiscal years ended December 31, 2014, 2013 and 2012, with respect to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Melvin C. Payne	2014	$625,000	$563,000	$1,021,000	$520,110	$—	$4,051,791(3)	$6,780,901
Chairman of the Board and	2013	$625,025	$—	$—	$403,990	$—	$52,227	$1,081,242
Chief Executive Officer	2012	$575,000	$—	$907,000	$—	$1,000,000	$50,924	$2,583,848
David J. DeCarlo	2014	$545,000	$436,000	$2,042,000	$520,110	$—	$40,729(4)	$3,583,839
President and Vice	2013	$—	$—	$—	$—	$—	$—	$—
Chairman of the Board	2012	$—	$—	$—	$—	$—	$—	$—
L. William Heiligbrodt	2014	$545,000	$436,000	$1,021,000	$520,110	$—	$4,200,000(5)	$6,722,110
Executive Vice President	2013	$543,500	$—	$—	$403,990	$—	$—	$947,490
and Secretary	2012	$500,000	$—	$715,600	$—	$794,363	$—	$2,009,963
Mark R. Bruce	2014	$280,000	$105,000	$—	$206,084	$—	$813,892(6)	$1,404,976
Regional Partner	2013	$260,000	$104,000	$—	$121,197	$—	$—	$485,197
	2012	$240,000	$120,000	$126,400	$60,000	$—	$—	$546,400
Paul D. Elliott	2014	$260,000	$104,000	$—	$180,324	$—	$477,000(7)	$1,021,324
Regional Partner	2013	$250,000	$75,000	$—	$121,197	$—	$11,117	$457,314
	2012	$—	$—	$—	$—	$—	$—	$—
Shawn R. Phillips	2014	$250,000	$100,000	$—	$154,563	$—	$520,923(8)	$1,025,486
Regional Partner	2013	$240,000	$60,000	$—	$100,998	$—	$—	$400,998
	2012	$230,000	$40,000	$93,250	$51,750	$—	$—	$415,000

(1)
Reflects the grant date fair value of the options granted in the respective fiscal year, computed in accordance with FASB ASC Topic 718. The value of the stock options granted during 2014 to Messrs. Payne, DeCarlo and Heiligbrodt was $5.20 per share calculated using the Black–Scholes pricing method on March 3, 2014, the date of grant. The value of the stock options granted during 2014 to Messrs. Bruce, Elliott and Phillips was $5.15 per share calculated using the Black-Scholes pricing method on February 25, 2014, the date of grant. The assumptions made in the valuation of these awards are set forth in Note 18, Stockholder’s Equity, to the Consolidated Financial Statements in our 2014 Annual Report on Form 10-K.

(2)
These amounts include Cash Out Payments received by our Named Executive Officers upon the surrender and cancellation of their respective Good To Great Awards as discussed more fully in “Compensation Discussion & Analysis – Compensation Highlights – Good To Great Stock Awards” herein. On January 3, 2014, all outstanding Good To Great Stock Awards were surrendered to the Company and canceled in exchange for Cash Out Payments of approximately $16.1 million in the aggregate. Amounts reported in the table are calculated using a value of $10 per award ($9.54 for Mr. Elliott).

(3)
Reflects Cash Out Payment of $4,000,000, reimbursement of life insurance premiums for Mr. Payne where Carriage was not named the beneficiary totaling $25,000, reimbursement of executive physical totaling $2,535, reimbursement of club dues totaling $2,150, fringe benefits of $4,762, 401(k) matching contributions totaling $9,100 and $8,244 of dividends on unvested restricted stock.

(4)
Reflects fringe benefits of $4,408, 401(k) matching contributions of $6,165, dividends on unvested restricted stock of $7,500 and $22,656 in rental fees for a condo that Mr. DeCarlo occupies paid for by the Company.

(5)	Reflects Cash Out Payment of $3,200,000 and a special one-time bonus payment of $1,000,000 in 2014 in connection with his Second Amended and Restated Employment Agreement.

(6)	Reflects Cash Out Payment of $800,000, fringe benefits of $4,307, 401(k) matching contributions of $9,100 and dividends on unvested restricted stock of $485.

(7)	Reflects Cash Out Payment of $477,000. All other benefits and perquisites were less than $10,000 in 2014.

(8)	Reflects Cash Out Payment of $500,000, fringe benefits of $11,396, 401(k) matching contributions of $9,100 and dividends on unvested restricted stock of $427.

Grants of Plan-Based Awards in 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target ($)	Maximum ($)
Melvin C. Payne	3/3/2014	—	—	—	—	—	—	50,000	100,000	$20.49	$1,541,110
David J. DeCarlo	3/3/2014							100,000	100,000	$20.49	$2,562,110
L. William Heiligbrodt	3/3/2014	—	—	—	—	—	—	50,000	100,000	$20.49	$1,541,110
Mark R. Bruce	2/25/2014	—	—	—	—	—	—	—	40,000	$20.26	$206,084
Paul D. Elliott	2/25/2014	—	—	—	—	—	—	—	35,000	$20.26	$180,324
Shawn R. Phillips	2/25/2014	—	—	—	—	—	—	—	30,000	$20.26	$154,563

(1)	These are restricted stock grants that vest over four years.

(2)
These are stock options that vest over three years. Grant date fair value for the stock options is the number of options, multiplied by the option value on the grant date (calculated in accordance with FASB ASC 718), which was $5.15 per share (2/25/2014 grant) and $5.20 per share (3/3/2014 grant). The assumptions made in the valuation of these awards are set forth in Note 18, Stockholder's Equity, to the Consolidated Financial Statements in our 2014 Annual Report on Form 10-K.

Employment Agreements
On March 3, 2014, the Company amended the employment agreement of Mr. Payne to provide for a base salary of $625,000 and an initial four-year term from the effective date of the amendment subject to automatic renewal so that the term is always between three and four years. We also entered into a Second Amended and Restated Employment Agreement with Mr. Heiligbrodt and an Employment Agreement with Mr. DeCarlo (collectively, the “Agreements”) effective as of March 3, 2014 and, unless terminated earlier in accordance with their terms, the Agreements will continue for initial terms of four years. In connection with the execution of the agreement, Mr. Heiligbrodt received a special one-time bonus equal to $1,000,000. In addition, on each anniversary of the effective date, unless the Agreements have been terminated, the term of the Agreements will automatically be extended for an additional year unless either party provides written notice of non-renewal at least 60 days prior to such anniversary.

These Employment Agreements generally establish, among other things, (a) a minimum base salary, (b) target bonus payouts (expressed as a percentage of base salary), and (c) post-termination payments in certain scenarios. In addition, Messrs. Bruce, Elliot and Phillips are each party to an employment agreement which establishes, among other things, (a) a minimum base salary of $240,000 for each individual and (b) post-termination payments in certain scenarios. These Employment Agreements also provide annual incentive targets for the following Named Executive Officers:

	Target Payout (% of Base Salary)
	Threshold	Target	Maximum
Melvin C. Payne	45%	90%	180%
David J. DeCarlo	40%	80%	160%
L. William Heiligbrodt	40%	80%	160%
For a description of the post-termination benefits provided for under the Agreements and the Employment Agreements, see “Executive Compensation-Potential Payments Upon Termination or Change-in-Control” below.
Long-Term Incentive Plan
We maintain the 2006 LTIP, pursuant to which during 2014 we granted our Named Executive Officers stock options and restricted stock.

Outstanding Equity Awards at Fiscal Year-End
Awards Outstanding at December 31, 2014:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- Exercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested(3)
Melvin C. Payne	21,200	—	—	$4.78	5/18/2020	82,267	$1,723,494
	41,419	—	—	$5.70	2/28/2021	—	—
	33,333	66,667	—	$16.73	5/22/2018	—	—
	—	100,000	—	$20.49	3/3/2019	—	—

David J. DeCarlo	—	100,000	—	$20.49	3/3/2019	100,000	$2,095,000

L. William Heiligbrodt	33,333	66,667	—	$16.73	5/22/2018	75,253	$1,576,550
	—	100,000	—	$20.49	3/3/2019

Mark R. Bruce	17,530	—	—	$4.78	5/18/2020	3,367	$70,539
	17,913	—	—	$5.70	2/28/2021	—	—
	17,526	8,763	—	$5.94	3/5/2022	—	—
	10,000	20,000	—	$16.73	5/22/2018	—	—
	—	40,000	—	$20.26	2/25/2019	—	—

Paul D.Elliott	10,000	20,000	—	$16.73	5/22/2018	4,000	$83,800
	—	35,000	—	$20.26	2/25/2019	—	—

Shawn R. Phillips	19,283	—	—	$4.78	5/18/2020	2,904	$60,839
	17,913	—	—	$5.70	2/28/2021	—	—
	15,116	7,558	—	$5.94	3/5/2022	—	—
	8,333	16,667	—	$16.73	5/22/2018	—	—
	—	30,000	—	$20.26	2/25/2019

(1)
The unexercisable stock options expiring May 22, 2018 vest one third on the remaining dates of May 22, 2015 and May 22, 2016, the unexercisable stock options expiring March 3, 2019 vest one third on March 3, 2015, March 3, 2016 and March 3, 2017, the unexercisable stock options expiring March 5, 2022 vest in full on March 5, 2015, the unexercisable stock options expiring February 25, 2019 vest one third on each February 25, 2015, February 25, 2016 and February 25, 2017.

(2)The shares of restricted stock vest on the following dates:

	Mr. Payne	Mr. DeCarlo	Mr. Heiligbrodt	Mr. Bruce	Mr. Elliott	Mr. Phillips
3/3/2015	12,500	25,000	12,500	—	—	—
3/5/2015	32,267	—	25,253	3,367	—	2,904
8/31/2015	—	—	—	—	4,000	—
3/3/2016	12,500	25,000	12,500	—	—	—
3/3/2017	12,500	25,000	12,500	—	—	—
3/3/2018	12,500	25,000	12,500	—	—	—
	82,267	100,000	75,253	3,367	4,000	2,904

(3)	Calculated using the closing price of our Common Stock on December 31, 2014, which was $20.95 per share.

Option Exercises and Stock Vested During 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Melvin C. Payne	—	—	50,701	$1,046,377
David J. DeCarlo	—	—	—	$—
L. William Heiligbrodt	—	—	32,752	$660,906
Mark R. Bruce	—	—	5,940	$122,566
Shawn R. Phillips	—	—	5,477	$113,000
Paul D. Elliott	—	—	4,000	$74,360

(1) Includes vested shares withheld to pay taxes as follows:

	Mr. Payne		Mr. DeCarlo		Mr. Heiligbrodt		Mr. Bruce
	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes
2/28/2014	18,434	7,621	—	—	—	—	2,573	963
3/5/2014	32,267	13,424	—	—	25,252	10,480	3,367	1,296
8/31/2014	—	—	—	—	—	—	—	—
9/13/2014	—	—	—	—	7,500	3,019	—	—
Total	50,701	21,045	—	—	32,752	13,499	5,940	2,259

	Mr. Elliott		Mr. Phillips
	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes
2/28/2014	—	—	2,573	1,119
3/5/2014	—	—	2,904	1,278
8/31/2014	4,000	1,551	—	—
9/13/2014	—	—	—	—
Total	4,000	1,551	5,477	2,397

(2) Value realized on vesting is calculated using the average of the high and low market price on the date that the shares vested.
Pension Benefits
We do not sponsor a pension plan.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
We do not sponsor any nonqualified defined contribution or other nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control
The following table sets forth the amounts that would have been payable to each of our Named Executive Officers under the scenarios for death, disability, retirement, termination without cause or good reason or a corporate change of Carriage had such scenarios occurred on December 31, 2014. This table does not include accrued vacation. Amounts reported with respect to equity-based awards are reported assuming the closing price of our Common Stock on December 31, 2014 of $20.95 per share.

Event	Melvin C. Payne	David J. DeCarlo	L. William Heiligbrodt	Mark R. Bruce	Paul D. Elliott	Shawn R. Phillips
Death, Disability or Retirement
Annual incentive award(1)	$562,500	$436,000	$436,000	$105,000	$104,000	$100,000
Equity awards(2)	2,050,828	2,141,000	2,951,385	314,071	192,350	265,319
Consulting and non-compete payments(3)	—	—	1,548,000	—	—	—
Total	$2,613,328	$2,577,000	$4,935,385	$419,071	$296,350	$365,319
Termination without cause (without a Corporate Change)
Cash severance(4)	$1,812,500	$1,253,500	$—	$420,000	$390,000	$375,000
Benefit continuation(5)	67,379	1,360	—	33,047	33,689	32,305
Annual incentive award(6)	—	—	—	105,000	104,000	100,000
Equity awards(7)	—	—	2,951,835	—	—	—
Consulting and non-compete payments(3)	—	—	1,548,000	—	—	—
Total	$1,879,879	$1,254,860	$4,499,835	$558,047	$527,689	$507,305
Corporate Change (without termination of employment)
Equity awards(8)	$1,723,494	$2,095,000	$2,624,000	$70,539	$83,800	$60,839
Total	$1,723,494	$2,095,000	$2,624,000	$70,539	$83,800	$60,839
Termination following a Corporate Change
Cash severance(9)	$3,562,500	$2,943,000	$2,943,000	$420,000	$390,000	$375,000
Benefit continuation(10)	67,379	2,719	—	66,093	67,379	64,610
Annual incentive award(11)	—	—	—	105,000	104,000	100,000
Equity awards(12)	2,050,828	2,141,000	2,951,385	314,071	192,350	265,319
Consulting and non-compete payments(3)	—	—	1,548,000	—	—	—
Total	$5,680,707	$5,086,719	$7,442,385	$905,164	$753,729	$804,929

(1)
Reflects pro rata payment of annual bonus (determined at the target level of performance for Messrs. Payne, DeCarlo and Heiligbrodt and at actual performance for Messrs. Bruce, Elliot and Phillips) pursuant to the terms of their employment agreements in effect on December 31, 2014. These amounts are not payable upon retirement. The amounts reflected above represent 100% of the target or actual bonus payout (as applicable) due to the assumption that such Named Executive Officer's employment terminated on the last day of the year.

(2)
Reflects accelerated vesting of options and shares of restricted stock pursuant to the terms of employment agreements in effect on December 31, 2014 and related award agreements. Only Mr. Heiligbrodt is entitled to accelerated vesting of options upon retirement.

(3)
Amounts reflect payments in connection with a consulting agreement between Mr. Heiligbrodt and Carriage that includes (1) a 24-month term commencing on the effective date of the termination of his employment with Carriage, (2) a consulting fee of $25,000 per complete calendar month during the term of the consulting agreement and (3) during the five-year period following the termination of his employment with Carriage, non-compete payments at the rate of $15,000 per calendar month and reimbursement of up to $800 per month of premiums he pays to obtain health care coverage under an individual health insurance policy. In the event of his death, Mr. Heiligbrodt’s estate will also be entitled to all payments he would have received under his consulting agreement which will be paid at the same time and in the same manner as they would have been paid to Mr. Heiligbrodt. These amounts are not payable upon Mr. Heiligbrodt's disability.

(4)
Amounts with respect to Messrs. Payne, DeCarlo, Bruce, Elliott and Phillips reflect cash severance payable under the terms of employment agreements in effect on December 31, 2014. Mr. Payne's represents 90% of his base salary (pro rated to reflect the number of days he was employed during the year of his termination) and two years base salary continuation, Mr. DeCarlo’s represents 80% of his base salary (pro rated to reflect the number of days he was employed during the year of his termination) and 18 months base salary continuation and Messrs. Bruce’s, Elliott’s and Phillips’ represents 18 months base salary continuation.

(5)
Amounts reflect estimated cost of benefit continuation for 36 months in the case of Mr. Payne and 18 months in the case of Messrs. Bruce, Elliot and Phillips in each case, pursuant to the terms of employment agreements in effect on December 31, 2014. No amount is reflected for Mr. Heiligbrodt as he was not a participant in our medical or dental plan as of December 31, 2014. Mr. DeCarlo was not a participant in our medical plan, but was a participant in our dental plan as of December 31, 2014.

(6)
Amounts reflect pro rata payment of annual bonus (determined at actual performance) pursuant to the terms of employment agreements in effect on December 31, 2014. The amounts reflected above represent 100% of the actual bonus payout due to the assumption that such Named Executive Officer's employment terminated on the last day of the year.

(7)	Reflects accelerated vesting of all equity awards granted to Mr. Heiligbrodt.

(8)	Amounts reflect accelerated vesting of shares of restricted stock pursuant to the terms of the respective award agreements.

(9)
Amounts reflect lump sum cash severance payable under the terms of employment agreements in effect on December 31, 2014 equal to (a) three times the sum of base salary and target annual bonus for Messrs. Payne, DeCarlo and Heiligbrodt and (b) 1.5 times base salary for Messrs. Bruce, Elliott and Phillips.

(10)
Amounts reflect estimated cost of benefit continuation for 36 months, in each case, pursuant to the terms of employment agreements in effect on December 31, 2014. No amount is reflected for Mr. Heiligbrodt as he was not a participant in our medical plan as of December 31, 2014. Mr. DeCarlo was not a participant in our medical plan, but was a participant in our dental plan as of December 31, 2014.

(11)	Amounts reflect payout of 100% actual bonus for the year of termination under the terms of employment agreements in effect on December 31, 2014.

(12)	Amounts reflect accelerated vesting of shares of restricted stock and stock options pursuant to our Amended and Restated 2006 Long-Term Incentive Plan.
Employment Agreements
Mr. Payne. Pursuant to the terms of Mr. Payne’s Second Amended and Restated Employment Agreement, as amended, entered into on March 14, 2012, if we discharge Mr. Payne without cause (as defined in the employment agreement), then, so long as he executes (and does not revoke) a release of claims, Mr. Payne will receive: (a) an amount equal to 90% of his base salary, pro rated to reflect the number of days he was employed during the year of his termination, (b) continued payment of his base salary for a period of 24 months and (c) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months following his termination. In addition, if, within 24 months following a corporate change of Carriage (as defined in the Employment Agreement), Mr. Payne voluntarily terminates his employment or he is discharged without cause, he will receive: (i) a lump sum payment equal to three times the sum of his base salary and target annual bonus and (ii) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months following his termination.
Mr. DeCarlo. Pursuant to the terms of Mr DeCarlo’s Employment Agreement entered into on March 3, 2014, if we discharge Mr. DeCarlo without cause (as defined in the employment agreement), then, so long as he executes (and does not revoke) a release of claims, Mr. DeCarlo will receive: (a) an amount equal to 80% of his base salary, pro rated to reflect the number of days he was employed during the year of his termination, (b) continued payment of his base salary for a period of 18 months and (c) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 18 months following his termination. In addition, if, within 24 months following a corporate change of Carriage (as defined in the employment agreement), Mr. DeCarlo voluntarily terminates his employment or he is discharged without cause, he will receive: (i) a lump sum payment equal to three times the sum of his base salary and target annual bonus and (ii) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months following his termination.
Mr. Heiligbrodt. Pursuant to the terms of Mr. Heiligbrodt’s Second Amended and Restated Employment Agreement entered into on March 3, 2014, he received a special one-time bonus equal to $1,000,000 in connection with the execution of the agreement and his annualized base salary was increased to $545,000. In addition, if Mr. Heiligbrodt’s employment with Carriage is terminated (a) by Carriage without cause (as defined in the employment agreement) or (b) as a result of his voluntary resignation following the second anniversary of the effective date after he has given Carriage six months’ prior written notice of his intent to resign, then (i) the prohibited period under the non-compete and non-solicitation covenants under Mr. Heiligbrodt’s Employment Agreement will continue for five years following such termination, (ii) all equity awards granted to Mr. Heiligbrodt that remain unvested will generally become immediately vested and (iii) Mr. Heiligbrodt and Carriage will enter into a consulting agreement in a form mutually acceptable to Mr. Heiligbrodt and Carriage that includes (1) a 24-month term commencing on the effective date of the termination of his employment with Carriage, (2) a consulting fee of $25,000 per complete calendar month during the term of the consulting agreement and (3) during the five-year period following the termination of his employment with Carriage, non-compete payments at the rate of $15,000 per calendar month and reimbursement of up to $800 per month of premiums he pays to obtain health care coverage under an individual health insurance policy. In the event of his death, Mr. Heiligbrodt’s estate will also be entitled to all payments he would have received under his consulting agreement (collectively, the “Consulting and Non-Compete Payments”) which will be paid at the same time and in the same manner as they would have been paid to Mr. Heiligbrodt. In addition, if Mr. Heiligbrodt voluntarily terminates his employment or his employment is terminated by Carriage without cause, in either case, within 24 months following a corporate change of Carriage (as defined in his employment agreement), then so long as he executes (and does not revoke) a release of claims, Mr. Heiligbrodt will be entitled to receive (i) a lump sum payment equal to the sum of (x) three times the sum of his then-current annualized base salary and 100% of his target annual bonus for the year in which such termination occurs and (y) the Consulting and Non-Compete Payments (regardless of whether Mr. Heiligbrodt provides any consulting services to Carriage, its successor or any of their respective affiliates), and (ii) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months following such termination.
Messrs. Bruce, Phillips and Elliott. Pursuant to the terms of the employment agreements with Messrs. Bruce and Phillips (as amended March 14, 2012), if we discharge the executive without cause (as defined in the applicable employment agreement) during the term of the employment agreement, he will be entitled to receive, subject to his execution (and non revocation) of a release of claims, (a) a pro rated bonus for the year of termination, (b) continued payment of his base salary for a period of 18 months and (c) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 18 months. If following a corporate change of Carriage (as defined in the applicable employment agreement), the executive voluntarily terminates his employment for good reason (as defined in the applicable agreement) or he is discharged without cause, in either case, within 24 months following the corporate change (as defined in the applicable agreement), the executive will be entitled to receive (i) a lump sum payment equal to one and a half times his base salary, (ii) a full year target annual bonus and (iii) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months (or such time the executive ceases to be eligible to elect to continue such benefits under COBRA or becomes eligible to participate in another employer's group health plan).
In addition, under each Named Executive Officer’s employment agreement and the related award agreements, upon the executive’s termination due to death or disability, such executive would be entitled to receive (a) a pro rata amount of the annual target incentive award for the year of termination, and (b) full vesting of all stock options, performance-based stock awards and shares of restricted stock (unless otherwise provided for in the applicable plan pursuant to which the award was granted). If the executive terminated his employment due to retirement on terms approved by the board, he would be entitled to full vesting of all shares of restricted stock (unless otherwise provided for in the applicable plan pursuant to which the award was granted).
Each of the employment agreements provides that if any amounts payable under the agreement would be subject to the excise tax under Sections 280G and 4999 of the Code, such amounts will be reduced to the maximum amount that would be not be subject to such excise tax.
The employment agreements also each generally contain a covenant prohibiting the executive from competing with us while he is employed by us and, if his employment is terminated for any reason, then for a period of at least two years thereafter.
Long-Term Incentive Plan Awards
Pursuant to the terms of the award agreements governing outstanding restricted stock awards, upon the consummation of a corporate change of Carriage, all restrictions on such restricted shares will lapse.
In addition, pursuant to the terms of our 2006 LTIP, except as otherwise provided in an award agreement, if a participant’s employment with us is terminated for any reason other than death, for cause, inability to perform or due to such participant’s termination of his or her employment for good reason within the one-year period following a corporate change of Carriage, then any time periods, conditions or contingencies (including vesting conditions) relating to the exercise or realization of, or lapse of restrictions under, any award will be automatically accelerated or waived so that the award may be realized in full (if no exercise of the award is required) or exercised in full (if exercise of the award is required) upon the termination of such participant’s employment.

PROPOSAL NO. 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, as amended, require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
At our 2014 Annual Meeting of Stockholders, held on May 21, 2014, management’s proposal to ratify our executive compensation in 2013 narrowly failed to pass, with approximately 47% of all votes cast supporting it. We were very disappointed that a majority of our stockholders did not support our plans. We understand that the negative vote was largely associated with our Cash Out Payments for the Good To Great Awards. The Cash Out Payments were disclosed in our Proxy Statement last year. Since the 2014 Annual Meeting of Stockholders, we have taken a number of steps to address stockholder perceptions of our compensation program. The Compensation Committee’s approach to executive compensation philosophy and programs is further discussed herein under “Compensation Discussion and Analysis”.
Our Compensation Committee and Board have determined to give stockholders the opportunity to approve, on an advisory basis, our named executive officer compensation on an annual basis. As such, the next such vote will occur in 2016.
As described in “Compensation Discussion and Analysis,” our Compensation Committee has structured our named executive officer compensation programs based on the following guiding principles:

•	to create a clear link between pay and our annual and long-term performance;

•	to attract, retain and motivate exceptional talent (the right “who”) to drive our revenue, growth, profitability, and total shareholder returns;

•	to focus executives on a common set of critical corporate-wide business objectives (the right “what”);

•	to provide competitive pay opportunities; and

•	to align executive interests with those of our stockholders.
We urge our stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our named executive officer compensation policies and programs operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing under “Executive Compensation,” which provide detailed information on the compensation of our Named Executive Officers. Our Compensation Committee believes that the policies and programs articulated in the “Compensation Discussion and Analysis” section are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to our recent and long-term success.
Accordingly, we are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement by voting “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Carriage’s Named Executive Officers, as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders of Carriage pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including, but not limited to, the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables, notes and narrative).”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. This vote is advisory, and therefore not binding on us, our Board or our Compensation Committee. Although the resolution is non-binding, our Board and our Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the advisory vote on named executive officer compensation when making future compensation decisions.
Our Board unanimously recommends that you vote “FOR” the advisory vote to approve named executive officer compensation, as disclosed in this Proxy Statement.

PROPOSAL NO. 3:
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP
General
The Audit Committee of the Company conducted a competitive process to select an audit firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. As a result of this process and after careful deliberation, on March 19, 2014, the Audit Committee approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and thereby approved the dismissal of KPMG LLP (“KPMG”) from that role.
The audit reports of KPMG on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2013 and 2012, and the subsequent interim period through March 19, 2014, there were no (i) “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter thereof in its reports for such fiscal years and interim period, or (ii) “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).
Representatives of Grant Thornton are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.
Although ratification is not required by Delaware law, our bylaws or otherwise, our Board is submitting our Audit Committee’s appointment of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, our Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders. If the appointment of Grant Thornton is not ratified, our Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.
Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
Audit and Other Fees
Fees billed to us by Grant Thornton during 2014 and KPMG during 2014 and 2013 were as follows:

	Year Ended December 31,
	2014	2013
Audit fees(1) (2)	$793,055	$1,049,833
Audit-related fees(3) (4)	15,000	80,974
Tax fees	—	—
All other fees(5)	45,209	—
Total	$853,264	$1,130,807

(1)	During 2014, audit fees paid to Grant Thornton was $793,055.

(2)
During 2013, audit fees paid to KPMG were $962,500, as disclosed in our proxy last year. In addition, we paid $75,000 to KPMG for services performed in relation to the 2013 audit and $12,333 for out-of-pocket expenses in connection with the 2013 audit.

(3)	During 2014, services were performed by KPMG in relation to the auditor change letters.

(4)	During 2013, services were performed by KPMG in relation to a potential debt offering as well as a Form S-8, which was not filed.

(5)
During 2014, services were performed by Grant Thornton in relation to property tax compliance. The non-audit services were not pre-approved by the audit committee due to the fact that Grant Thornton was not engaged as Carriage’s independent registered public accounting firm at the time these services begun.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
As part of its duties, our Audit Committee is required to annually pre-approve audit and non-audit services performed by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the audit firm’s independence. If a type of service to be provided by the independent registered public accounting firm has not received pre-approval during this annual process, it will require specific pre-approval by our Audit Committee. Our Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors. All audit fees and audit-related fees for 2014 and 2013 were pre-approved by our Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee (the “Audit Committee”) of the Board of Directors of Carriage Services, Inc. (“Carriage”) has reviewed and discussed the audited financial statements of Carriage for the fiscal year ended December 31, 2014 with Carriage management. The Audit Committee has discussed with Grant Thornton LLP, Carriage's independent registered public accounting firm for the fiscal year ended December 31, 2014, the matters required to be discussed by Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, the Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP's communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP their independence.
Based on the Audit Committee’s review and discussions with management and Grant Thornton LLP referred to above, the Audit Committee recommended to the Board of Directors of Carriage that the audited consolidated financial statements be included in Carriage's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.
Audit Committee
Donald D. Patteson, Jr., Chairman
Barry K. Fingerhut
Richard W. Scott

April 6, 2015

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
Stock Ownership of Management
The following table sets forth, as of March 24, 2015, the number of shares beneficially owned and the percentage of the Common Stock held by: (1) each of our directors and director nominees, (2) our Principal Executive Officer and Principal Financial Officer, (3) our other executive officers named in the Summary Compensation Table set forth under “Executive Compensation,” and (4) all our current executive officers and directors as a group. Under the rules of the SEC, on any day, a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within 60 days of such date through the exercise of currently available conversion rights or options. Except as otherwise stated in the notes to the table, each person named in the table below has sole voting and investment power with respect to the shares indicated.

Beneficial Owner	Common Stock	Stock Options(1)	Number of Shares Beneficially Owned	Percent of Common Stock
Melvin C. Payne(2)(3)	1,477,181	162,619	1,639,800	8.9%
L. William Heiligbrodt(4)(5)	326,085	100,000	426,085	2.3%
David J. DeCarlo(6)	164,624	33,334	197,958	1.1%
Richard W. Scott(7)	104,092	—	104,092	*
Shawn R. Phillips	56,450	86,536	142,986	*
Donald D. Patteson, Jr.	43,773	—	43,773	*
Mark R. Bruce	32,706	95,065	127,771	*
Paul D. Elliott	29,609	31,667	61,276	*
Barry K. Fingerhut	—	—	—	*
All current directors and executive officers as a group (9 persons)	2,234,520	509,221	2,743,741	14.8%

*	Indicates less than 1%.

(1)
The ownership of stock options shown in the table includes shares which may be acquired within 60 days upon the exercise of outstanding stock options granted under our stock option plans. For unexercisable stock options, see “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End” in this Proxy Statement.

(2)	Mr. Payne’s holdings include 80,270 shares of Common Stock held by Mr. Payne’s minor daughter and 3,518 shares of Common Stock held by Mr. Payne’s spouse.

(3)	As of April 6, 2015, Mr. Payne has pledged 100,000 shares of his common stock pursuant to a margin account which was opened in October 2012.

(4)	Mr. Heiligbrodt’s holdings include 94,627 shares of Common Stock held by the Agent for Corinne C. Heiligbrodt Separate Property.

(5)	Mr. Heiligbrodt has pledged 193,958 shares of his common stock pursuant to a margin account which was opened in June 27, 2013.

(6)	Mr. DeCarlo’s holdings include 60,329 shares of Common Stock held by the Peggy J. DeCarlo 2012 Irrevocable Trust.

(7)	Mr. Scott’s holdings include 1,000 shares of Common Stock held by Mr. Scott’s minor daughter and son.

Stock Ownership of Certain Beneficial Owners
As of April 6, 2015, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding Common Stock, determined in accordance with Rule 13d-3 of the Exchange Act, other than directors and executive officers whose beneficial ownership is described in the above table.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock
FMR LLC(1) 245 Summer Street Boston, MA 02210	2,923,823	15.0%
Keeley Asset Management Corp(2) 111 West Jackson, Suite 810 Chicago, IL 60604	1,833,296	9.9%
Dimensional Fund Advisors LP(3) Building One, 6300 Bee Cave Road Austin, TX 78746	1,442,785	7.8%
Zazove Associates, LLC(4) 1001 Tahoe Blvd. Incline Village, NV 89451	1,147,807	5.8%

(1)
Based solely on Schedule 13G/A filed with the SEC on February 13, 2015. FMR LLC has sole voting power as to 918,230 shares and sole dispositive power as to 2,923,823 shares, of which, 990,928 shares are issuable upon the conversion of Carriage 2.75% Convertible Notes due March 15, 2021.

(2)	Based solely on Schedule 13G/A filed with the SEC on February 9, 2015. Keeley Asset Management Corp. has sole voting power as to 1,737,706 shares and sole dispositive power as to 1,833,296 shares.

(3)	Based solely on Schedule 13G filed with the SEC on February 5, 2015. Dimensional Fund Advisors LP has sole voting power as to 1,419,065 shares and sole dispositive power as to 1,442,785 shares.

(4)
Based solely on Schedule 13G filed with the SEC on January 22, 2015. Zazove Associates, LLC, Zazove Associates, Inc. and Gene T. Pretti have sole voting and dispositive power as to 1,147,807 shares, of which 1,147,807 shares are issuable upon the conversion of Carriage 2.75% Convertible Notes due March 15, 2021.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports of ownership and changes in ownership of Common Stock and other of our equity securities on Forms 3, 4 and 5. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.
To our knowledge, based solely on our review of the copies of such reports furnished to us or written representations from reporting persons, we believe that all filings required to made under Section 16(a) of the Exchange Act were timely made for the fiscal year ended December 31, 2014.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,381,421	$17.07	1,498,015
Equity compensation plans not approved by security holders	—	—	—
Total	1,381,421	$17.07	1,498,015
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2014, Messrs. DeCarlo, Scott, Patteson and Fingerhut served on our Compensation Committee. None of Messrs. Scott, Patteson or Fingerhut has at any time been an officer or employee of our company nor had any substantial business dealings with us. Mr. DeCarlo was the chair of the Compensation Committee until his appointment as Vice Chairman of the Board and President of the Company effective March 3, 2014. At such time, Mr. DeCarlo stepped down from all committees of the Board on which he served, including the Compensation Committee, in light of his new role as an executive officer of the Company and the resulting loss of his status as an independent director. Mr. Scott was elected by the Board as the Chair of the Compensation Committee effective March 3, 2014. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review and Approval of Related Party Transactions
We have established procedures to identify, review, approve, and ratify transactions with related persons and bring them to the attention of our Board for consideration. These procedures include formal written questionnaires to our directors and executive officers. Each year, we require our directors and executive officers to complete a questionnaire that requires them to identify and describe any transactions with Carriage that they or their respective related parties may have been involved in, whether or not material.
Our Corporate Governance Committee has the responsibility to review and discuss with management and approve any transactions or courses of dealing with related parties. During this process, related party transactions are disclosed to all Board members. To the extent such transactions are ongoing business relationships, the transactions are reviewed annually and such relationships will be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arm’s length. Our Corporate Governance Committee intends to approve only those related party transactions that are in the best interest of us and our stockholders. The policies and procedures for related party transactions are documented in our Code of Business Conduct and Ethics, a copy of which is available free of charge on our website at www.carriageservices.com.
Related Party Transactions
Other than as described below, since January 1, 2014, there were no reportable transactions between Carriage and related persons, and there are no such currently proposed transactions. All transactions described below were reviewed and approved as required by our policies and procedures for the review and approval of related party transactions described above.
Robert Prescott, Director of Corporate Finance, who is the brother-in-law to our Chairman of the Board and Chief Executive Officer, received approximately $463,417 in total compensation during 2014, of which, $200,000 related to the early cash out payment of performance-based awards discussed above and in “Compensation Discussion and Analysis – Compensation Highlights – Good To Great Awards” herein.
OTHER BUSINESS
Management does not intend to bring any other business before our Annual Meeting and has not been informed that any other matters are to be presented at our Annual Meeting by others. If other matters properly come before our Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.
STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING
Pursuant to rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at our 2016 Annual Meeting of Stockholders may do so by following the procedures set forth under Rule 14a-8 of the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary at 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056 no later than December 4, 2015. However, if the date of our 2016 Annual Meeting of Stockholders is changed by more than 30 days from May 19, 2016, the deadline is a reasonable time prior to our printing and mailing of the proxy materials, which deadline will be communicated to our stockholders in our public filings.
In addition, pursuant to our bylaws, a stockholder may recommend nominees for director not for inclusion in our proxy materials by giving our Corporate Secretary a written notice not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. For our 2016 Annual Meeting of Stockholders, the deadline will be February 19, 2016, based upon this year's meeting occurring on May 19, 2015. The notice must include the name and address of the stockholder giving notice and the number of shares of Common Stock beneficially owned by the stockholder. The notice must also include the full name, age, business address, principal occupation or employment of the nominee, the number of shares of Common Stock that the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Regulation 14A of the Exchange Act, and the nominee's written consent to the nomination and to serve, if elected. Any such nomination when submitted must be in full compliance with applicable law and our bylaws.
Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at our 2016 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 17, 2016 and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 17, 2016, and the matter nonetheless is permitted to be presented at our 2016 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

ADDITIONAL INFORMATION
Annual Report
Our Annual Report to Stockholders for the year ended December 31, 2014 (our “Annual Report”) is being mailed to all stockholders entitled to vote at our Annual Meeting. Our Annual Report does not form any part of the proxy soliciting materials.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, but not including exhibits, is also available at www.carriageservices.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, excluding exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the request of such person. Exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit(s). Such requests should be directed to the Corporate Secretary of Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056.
Householding
We are sending only one copy of this Proxy Statement and our Annual Report to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householded mailing this year and you would like to have additional copies of this Proxy Statement and/or our Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Corporate Secretary in writing at Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, or call our Corporate Secretary at 713-332-8400. You may also contact us in the same manner if you received multiple copies of this Proxy Statement and our Annual Report and would prefer to receive a single copy in the future.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

By Order of the Board of Directors,

L. William Heiligbrodt
Executive Vice President and Secretary

Houston, Texas
April 6, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

CARRIAGE SERVICES, INC.

Lakes on Post Oak Conference Center
3050 Post Oak Blvd., 2nd Floor
Houston, Texas 77056

May 19, 2015

9:00 a.m. Central Daylight Time

Directions to attend the meeting in person may be obtained by contacting the Corporate Secretary at 713-332-8400

The Proxy Statement and 2014 Annual Report to Stockholders are available on the Internet at www.carriageservices.com

↓ Please detach along perforated line and mail in the envelope provided. ↓

20233000000000001000 6 051915

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Two Class I Directors for three-year terms ending at the 2018 Annual Meeting of Stockholders.

NOMINEES:

☐ FOR ALL NOMINEES
○ Melvin C. Payne
○ Richard W. Scott

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Approve, by advisory vote, named executive officer compensation.	☐	☐	☐
3. Ratify the appointment of Grant Thornton LLP as Carriage Services, Inc.'s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

Note: In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment(s) thereof.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GO GREEN

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CARRIAGE SERVICES, INC.

Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders on May 19, 2015

The undersigned, hereby revoking all prior proxies, hereby appoints Melvin C. Payne and L. William Heiligbrodt, and each of them, his true and lawful proxies, with full and several power of substitution, to vote all the shares of Common Stock of CARRIAGE SERVICES, INC. standing in the name of the undersigned, at the Annual Meeting of Stockholders of CARRIAGE SERVICES, INC. to be held on May 19, 2015 and at any adjournments or postponements thereof, on all matters coming before said meeting.

This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of all director nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3, and as the proxies deem advisable on all other matters that may properly come before the meeting.

(Continued and to be signed on the reverse side)

1.1 14475